UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No.)

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Filed by a Party other than the Registrant	☐

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☐	Preliminary Proxy Statement
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☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to § 240.14a-12

SPRINKLR, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
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☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

Sprinklr, Inc.
441 9th Avenue
12th Floor
New York, New York 10001
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held on June 11, 2026 at 10:00 a.m., Eastern Daylight Time
Dear Stockholder:
On behalf of our board of directors, I am pleased to invite you to attend the 2026 Annual Meeting of Stockholders (the “Annual Meeting”) of Sprinklr, Inc., a Delaware corporation (referred to herein as “Sprinklr,” “we,” “us” or the “Company”), to be held virtually, via live audio webcast available at www.virtualshareholdermeeting.com/CXM2026, on June 11, 2026 at 10:00 a.m., Eastern Daylight Time. We believe that hosting a virtual meeting enables participation by more of our stockholders, while lowering the cost of conducting the Annual Meeting. Stockholders attending the virtual meeting will be afforded the same rights and opportunities to participate as they would at an in-person meeting. Using the instructions provided in the accompanying proxy statement, you will be able to attend, vote your shares and submit questions electronically during the Annual Meeting.
Our board of directors has fixed the close of business on April 14, 2026 as the record date (the “Record Date”) for the Annual Meeting. Only stockholders of record as of the Record Date are entitled to notice of, and to vote at, the Annual Meeting or any adjournment, continuation or postponement thereof.
The Annual Meeting will be held for the following purposes:
1.	To elect one Class II director, Stephen M. Ward, Jr., to hold office until our Annual Meeting of Stockholders in 2029.
2.	To approve, on a non-binding, advisory basis, the compensation of our named executive officers, as disclosed in this proxy statement.
3.	To ratify the selection of KPMG LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2027.
4.	To transact such other business as may properly come before the Annual Meeting and any adjournments, continuations or postponements thereof.
These items of business are more fully described in the accompanying proxy statement.
Stockholders as of the Record Date and their proxy holders will be able to attend the Annual Meeting, submit questions and vote during the live webcast by visiting www.virtualshareholdermeeting.com/CXM2026 and entering the 16-digit control number included in your Notice of Internet Availability or in the instructions that you received via email. Please refer to the additional logistical details and recommendations in the accompanying proxy statement. You may log-in beginning at 9:45 a.m., Eastern Daylight Time, on June 11, 2026.

Your vote is very important, regardless of the number of shares you own. Whether or not you plan to attend the Annual Meeting, we urge you to vote your shares by proxy in advance of the Annual Meeting through the Internet, by telephone or by completing and returning a printed proxy card or vote instruction form, if you have received one, to ensure that your vote is counted. Even if you have voted by proxy, you may still vote online if you attend the Annual Meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the Annual Meeting, you must obtain a proxy issued in your name from that record holder.
Thank you for the continued trust you place in Sprinklr.

By Order of the Board of Directors,

Jacob Scott General Counsel and Corporate Secretary

New York, New York May 1, 2026

Website References
You also may access additional information about Sprinklr, Inc. at www.sprinklr.com and investors.sprinklr.com. References to our websites throughout this proxy statement are provided for convenience only and the content on our website does not constitute a part of this proxy statement.

Sprinklr, Inc.
441 9th Avenue
12th Floor
New York, New York 10001
PROXY STATEMENT
FOR THE 2026 ANNUAL MEETING OF STOCKHOLDERS
To Be Held on June 11, 2026
QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING
Why did I receive a Notice of Internet Availability of Proxy Materials (the “Notice”) regarding the availability of proxy materials on the Internet?
Pursuant to rules adopted by the Securities and Exchange Commission (the “SEC”), we have elected to provide access to our proxy materials over the Internet. Accordingly, we have sent you the Notice because our board of directors is soliciting your proxy to vote at the 2026 Annual Meeting of Stockholders, including at any adjournments, continuations or postponements thereof (the “Annual Meeting”).
The Notice, this proxy statement, the proxy card or voting instruction form, and our annual report (collectively, the “Proxy Materials”) are available to stockholders on the Internet. The Notice will provide instructions as to how a stockholder of record may access and review the Proxy Materials on the website referred to in the Notice or, alternatively, how to request that a copy of the Proxy Materials, including a proxy card, be sent by mail or email to the stockholder of record. The Notice also will provide voting instructions. Please note that, while our Proxy Materials are available at the website referenced in the Notice, and this proxy statement and annual report are available on our website, no other information contained on either website is incorporated by reference in, or considered to be a part of, this document.
We intend to mail the Notice on or about May 1, 2026 to all stockholders of record entitled to vote at the Annual Meeting. The Proxy Materials will be made available to stockholders on the Internet on the same date.
Will I receive any other proxy materials by mail?
You will not receive any additional Proxy Materials via mail unless you request a printed copy in accordance with the instructions set forth in the Notice. We may elect, in our discretion, to send you a proxy card and a second Notice on or after 10 calendar days have passed since our first mailing of the Notice.
How do I attend the Annual Meeting?
We will be hosting the Annual Meeting via live audio webcast only. You are entitled to attend the Annual Meeting if you were a stockholder of record as of the close of business on April 14, 2026 (the “Record Date”) or hold a valid proxy for the meeting. Any stockholder can attend the Annual Meeting live online at www.virtualshareholdermeeting.com/CXM2026. The Annual Meeting will start at 10:00 a.m., Eastern Daylight Time, on June 11, 2026. Stockholders attending the Annual Meeting will be afforded the same rights and opportunities to participate as they would at an in-person meeting.
To enter the Annual Meeting, you will need the 16-digit control number, which is included in the Notice or on your proxy card if you are a stockholder of record or included with your voting instruction card and voting instructions received from your broker, bank or other agent if you hold your shares in “street name.” Instructions on how to attend and participate are available at www.virtualshareholdermeeting.com/CXM2026. We recommend that you log in a few minutes before 10:00 a.m., Eastern Daylight Time, to ensure that you are logged in when the Annual Meeting starts. The virtual meeting room will open 15 minutes before the start of the Annual Meeting.
How do I ask questions during the Annual Meeting?
We will hold a question-and-answer session immediately following the conclusion of the business to be conducted at the Annual Meeting. If you would like to submit a question during the Annual Meeting, you may log in at www.virtualshareholdermeeting.com/CXM2026 using your 16-digit control number, type your question in the “Ask a Question” field and click “Submit.” Questions and answers may be grouped by topic and substantially similar questions may be grouped and answered once. We will endeavor to answer as many questions related to the business of the Annual Meeting and that comply with our Annual Meeting Rules of Conduct as time permits. Our Annual Meeting Rules of Conduct will be available at www.virtualshareholdermeeting.com/CXM2026.
What if I have technical difficulties or trouble accessing the Annual Meeting?
We will have technicians ready to assist you with any technical difficulties you may have accessing the virtual Annual Meeting. If you encounter any difficulties accessing the virtual Annual Meeting during the check-in or meeting time, please call the technical support number that will be posted at www.virtualshareholdermeeting.com/CXM2026.
Will a list of record stockholders as of the Record Date be available?
For the 10 days ending the day prior to the annual meeting, a list of our record stockholders as of the close of business on the Record Date will be made available for examination by any stockholder of record for a legally valid purpose during ordinary business hours at the offices of our corporate headquarters. Please contact Jacob Scott, our General Counsel and Corporate Secretary, via email at ir@sprinklr.com if you would like to examine a list of our record stockholders.
Who can vote at the Annual Meeting?
Only stockholders of record at the close of business on the Record Date will be entitled to vote at the Annual Meeting. On the Record Date, there were 132,830,946 shares of Class A common stock and 101,137,893 shares of Class B common stock outstanding and entitled to vote.
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Stockholder of Record: Shares Registered in Your Name. If, on the Record Date, your shares were registered directly in your name with our transfer agent, Computershare Trust Company, N.A., then you are considered the stockholder of record with respect to those shares. As the stockholder of record, you have the right to grant your voting proxy directly to the individuals listed on the proxy card or to vote at the Annual Meeting.

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Beneficial Owner: Shares Registered in the Name of a Broker or Bank. If, on the Record Date, your shares were held not in your name, but rather in an account at a brokerage firm, bank or other similar organization, then you are considered the beneficial owner of shares held in “street name” and the Notice is being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the Annual Meeting. As the beneficial owner, you have the right to direct your broker, bank or other agent regarding how to vote the shares in your account. You also are invited to attend the Annual Meeting.

How many votes do I have?
Each holder of shares of our Class A common stock will have one vote per share of Class A common stock held as of the Record Date, and each holder of shares of our Class B common stock will have ten votes per share of Class B common stock held as of the Record Date. The holders of the shares of our Class A common stock and Class B common stock will vote as a single class on all matters described in this proxy statement for which your vote is being solicited.

What am I voting on?
There are three matters scheduled for a vote:
•	Proposal 1: To elect one Class II director, Stephen M. Ward, Jr., to hold office until our Annual Meeting of Stockholders in 2029.
•	Proposal 2: To approve, on a non-binding, advisory basis, the compensation of our named executive officers, as disclosed in this proxy statement.
•	Proposal 3: To ratify the selection of KPMG LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2027.
What if another matter is properly brought before the Annual Meeting?
Our board of directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote on those matters in accordance with their best judgment.
How do I vote?
Stockholder of Record: Shares Registered in Your Name.
If you are a stockholder of record, you may vote (i) online during the Annual Meeting or (ii) in advance of the Annual Meeting by proxy through the Internet, by telephone or by using a proxy card that you may request or that we may elect to deliver at a later time. Whether or not you plan to attend the Annual Meeting, we urge you to vote your shares by proxy in advance of the Annual Meeting through the Internet, by telephone or by completing and returning a printed proxy card or vote instruction form, if you have received one, to ensure that your vote is counted. You may still attend the Annual Meeting and vote online even if you have already voted by proxy.
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To vote online during the Annual Meeting, follow the provided instructions to join the Annual Meeting at www.virtualshareholdermeeting.com/CXM2026, starting at 10:00 a.m., Eastern Daylight Time, on June 11, 2026. The webcast will open 15 minutes before the start of the Annual Meeting.

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To vote in advance of the Annual Meeting through the Internet, go to www.proxyvote.com to complete an electronic proxy card. You will be asked to provide the company number and 16-digit control number from the Notice or the printed proxy card. Your Internet vote must be received by 11:59 p.m., Eastern Daylight Time, on June 10, 2026 to be counted.

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To vote in advance of the Annual Meeting by telephone, dial 1-800-690-6903 using a touch-tone phone and follow the recorded instructions. You will be asked to provide the company number and 16-digit control number from the Notice or the printed proxy card. Your telephone vote must be received by 11:59 p.m., Eastern Daylight Time, on June 10, 2026 to be counted.

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To vote in advance of the Annual Meeting using a printed proxy card that may be delivered to you, simply complete, sign and date the proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the Annual Meeting, we will vote your shares as you direct.

Beneficial Owner: Shares Registered in the Name of Broker or Bank.
If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you should have received a Notice containing voting instructions from that organization rather than from us. Follow the voting instructions in the Notice to ensure that your vote is counted. To vote online during the Annual Meeting, you must follow the instructions from your broker, bank or other agent.
Internet voting during the Annual Meeting and/or Internet proxy voting in advance of the Annual Meeting allows you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your vote instructions. Please be aware that you must bear any costs associated with your Internet access.
Can I vote my shares by filling out and returning the Notice?
No. The Notice identifies the items to be voted on at the Annual Meeting, but you cannot vote by marking the Notice and returning it. The Notice provides instructions on how to vote by proxy in advance of the Annual Meeting through the Internet, by telephone, using a printed proxy card or vote instruction form, or online during the Annual Meeting.

What does it mean if I receive more than one Notice?
If you receive more than one Notice, your shares may be registered in more than one name or in different accounts. Please follow the voting instructions on the Notices to ensure that all of your shares are voted.
If I am a stockholder of record and I do not vote, or if I return a proxy card or otherwise vote without giving specific voting instructions, what happens?
If you are a stockholder of record and do not vote through the Internet, by telephone, by completing the proxy card that may be delivered to you or online during the Annual Meeting, your shares will not be voted.
If you return a signed and dated proxy card or otherwise vote without marking voting selections, your shares will be voted in accordance with the recommendations of our board of directors:
•	“FOR” the election of the nominee for director (Proposal 1);
•	“FOR” the advisory approval of executive compensation (Proposal 2); and
•	“FOR” the ratification of KPMG LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2027 (Proposal 3).
If any other matter is properly presented at the Annual Meeting, your proxyholder (one of the individuals named on your proxy card) will vote your shares using his best judgment.
If I am a beneficial owner of shares held in “street name” and I do not provide my broker or bank with voting instructions, what happens?
If you are a beneficial owner and do not instruct your broker, bank or other agent how to vote your shares, the question of whether your broker or nominee will still be able to vote your shares depends on whether, pursuant to stock exchange rules, the particular proposal is deemed to be a “routine” matter. Brokers and nominees can use their discretion to vote “uninstructed” shares with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters. Under applicable rules and interpretations, “non-routine” matters are matters that may substantially affect the rights or privileges of stockholders, such as mergers, stockholder proposals, elections of directors (even if not contested), executive compensation, and certain corporate governance proposals, even if management supported. Accordingly, your broker or nominee may vote your shares on Proposal 3. Your broker or nominee, however, may not vote your shares on Proposals 1 or 2 without your instructions. Such an event would result in a “broker non-vote” and these shares will not be counted as having been voted on the applicable proposal. Please instruct your bank, broker or other agent to ensure that your vote will be counted.
If you a beneficial owner of shares held in street name and you do not plan to attend the Annual Meeting, in order to ensure that your shares are voted in the way you would prefer, you must provide voting instructions to your broker, bank or other agent by the deadline provided in the materials you receive from your broker, bank or other agent.
What are “broker non-votes”?
As discussed above, when a beneficial owner of shares held in “street name” does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed to be “non-routine,” the broker or nominee cannot vote the shares. These unvoted shares are counted as “broker non-votes.”
Can I change my vote after submitting my proxy?
Stockholder of Record: Shares Registered in Your Name. If you are a stockholder of record, then, yes, you can revoke your proxy at any time before the final vote at the Annual Meeting. You may revoke your proxy in any one of the following ways:
•	Submit another properly completed proxy card with a later date.
•	Grant a subsequent proxy by telephone or through the Internet.
•	Send a timely written notice that you are revoking your proxy via email at ir@sprinklr.com.
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Attend the Annual Meeting and vote online during the meeting. Simply attending the Annual Meeting will not, by itself, revoke your proxy. Even if you plan to attend the Annual Meeting, we recommend that you also submit your proxy or voting instructions or vote in advance of the Annual Meeting by telephone or through the Internet so that your vote will be counted if you later decide not to attend the Annual Meeting.

Your most current proxy card or telephone or Internet proxy is the one that is counted.
Beneficial Owner: Shares Registered in the Name of Broker or Bank.
If you are a beneficial owner and your shares are held in “street name” by your broker, bank or other agent, you should follow the instructions provided by your broker, bank or other agent.
How are votes counted?
Votes will be counted by the inspector of election appointed for the Annual Meeting, who will separately count, (i) with respect to Proposal 1, votes “FOR,” “WITHHOLD” and broker non-votes; (ii) with respect to Proposal 2, votes “FOR,” “AGAINST,” abstentions and broker non-votes; and (iii) with respect to Proposal 3, votes “FOR,” “AGAINST” and abstentions.
How many votes are needed to approve each proposal?
The following table summarizes the minimum vote needed to approve each proposal and the effect of abstentions and broker non-votes.

Proposal	Vote Required for Approval	Effect of Abstentions or Withhold Votes, as Applicable	Effect of Broker Non-Votes
1. Election of Director
Directors are elected by a plurality of the votes of the shares present in person, by remote communication, if applicable, or represented by proxy at the Annual Meeting and entitled to vote generally on the election of directors. In other words, the nominee receiving the most “FOR” votes will be elected.
		No effect	No effect

2. Advisory approval of the compensation of our named executive officers
This proposal, commonly referred to as the “say-on-pay” vote, must receive “FOR” votes from the holders of shares representing a majority of the voting power of the shares of common stock present in person, by remote communication, if applicable, or represented by proxy and voting affirmatively or negatively (excluding abstentions and broker non-votes) on the matter.
		No effect	No effect

3. Ratification of the selection of KPMG LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2027
This proposal must receive “FOR” votes from the holders of shares representing a majority of the voting power of the shares of common stock present in person, by remote communication, if applicable, or represented by proxy and voting affirmatively or negatively (excluding abstentions and broker non-votes) on the matter.
		No effect	Not applicable

What is the quorum requirement?
A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if stockholders holding a majority of the voting power of the outstanding shares of common stock entitled to vote are present at the Annual Meeting by virtual attendance or represented by proxy. On the Record Date, there were 132,830,946 shares of our Class A common stock and 101,137,893 shares of our Class B common stock outstanding and entitled to vote.
Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote online during the Annual Meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, the holders of a majority of the voting power of shares present at the Annual Meeting or represented by proxy may adjourn the Annual Meeting to another date.

How can I find out the results of the voting at the Annual Meeting?
Preliminary voting results will be announced at the Annual Meeting. In addition, final voting results will be published in a current report on Form 8-K that we expect to file within four business days after the Annual Meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the Annual Meeting, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an additional Form 8-K to publish the final results.
Who is paying for this proxy solicitation?
We will pay for the entire cost of soliciting proxies. In addition to these proxy materials, our directors and employees also may solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We also may reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

PROPOSAL 1:

TO ELECT ONE CLASS II DIRECTOR
General
Our amended and restated certificate of incorporation provides for a classified board consisting of three classes of directors. Each class consists, as nearly as possible, of one-third of the total number of directors, and each class has a three-year term. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. Vacancies on the board of directors may be filled only by persons elected by a majority of the remaining directors. A director elected by the board of directors to fill a vacancy in a class, including vacancies created by an increase in the number of directors, shall serve for the remainder of the full term of that class and until the director’s successor is duly elected and qualified. No decrease in the number of directors constituting the board of directors shall shorten the term of any incumbent director. The division of our board of directors into three classes with staggered three-year terms may delay or prevent a change of our management or a change in control of Sprinklr.
Our board of directors currently consists of nine members. At each annual meeting of stockholders, the successors to directors whose terms then expire will be elected to serve from the time of election until the third annual meeting following the election. There are three directors in Class II whose term of office expires in 2026. Neither Neeraj Agrawal nor Yvette Kanouff, each of whom is a Class II director as of the date of this proxy statement, is standing for reelection at the Annual Meeting. Our board of directors has approved a reduction in the number of directors constituting the board of directors from nine to seven, effective upon the resignation of Mr. Agrawal and Ms. Kanouff at the Annual Meeting.
Upon the recommendation of the nominating and corporate governance committee, our board of directors has nominated Stephen M. Ward, Jr. for election as a director at the Annual Meeting.
Mr. Ward currently is a member of our board of directors and has been nominated for re-election to serve as a Class II director. Mr. Ward was appointed by our board of directors on January 29, 2025 to fill a newly created directorship resulting from an increase in the number of directors constituting our board of directors. Mr. Ward was identified as a potential director nominee by a member of management.
Mr. Ward has agreed to stand for re-election at the Annual Meeting. Our management has no reason to believe that Mr. Ward will be unable to serve. If elected at the Annual Meeting, Mr. Ward would serve until the Annual Meeting of Stockholders to be held in 2029 and until his successor has been duly elected and qualified, or, if sooner, until his death, resignation or removal. If Mr. Ward becomes unavailable for election as a result of an unexpected occurrence, shares that would have been voted for Mr. Ward will instead be voted for the election of a substitute nominee proposed by us.
Our board of directors seeks to assemble a board that, as a whole, possesses the appropriate balance of professional and industry knowledge, financial expertise, unique perspectives and high-level management experience necessary to oversee and direct our business. To that end, our nominating and corporate governance committee has identified and evaluated nominees in the broader context of the board’s overall composition, with the goal of recruiting members who possess relevant expertise and experience upon which to be able to offer advice and guidance to management, have sufficient time to devote to the affairs of Sprinklr, demonstrate excellence in their field, have the ability to exercise sound business judgment, have experience as a board member or executive officer of another publicly held company and have the commitment to rigorously represent the long-term interests of our stockholders.
There are no arrangements or understandings between any director and other person pursuant to which such director was selected as a member of our board of directors, except for Mr. Wasim, who was selected pursuant to a contractual right held by H&F Splash Holdings IX, L.P. See “Transactions with Related Persons—H&F Letter Agreement” for more information. The biographies below under “Information Regarding Director Nominee and Current Directors” include information, as of the date of this proxy statement, regarding the specific and particular experience, qualifications, attributes or skills of each director or director nominee that led our nominating and corporate governance committee to believe that the nominee should continue to serve on our board of directors.
Our Recommendation
Our board of directors recommends voting “FOR” the Class II director nominee named above, to hold office until our Annual Meeting of Stockholders in 2029.

INFORMATION REGARDING DIRECTOR NOMINEE AND CURRENT DIRECTORS
Our board of directors currently consists of nine members and is divided into three classes. Each class consists, as nearly as possible, of one-third of the total number of directors, and each class has a three-year term. At each annual meeting of stockholders, the successors to directors whose terms then expire will be elected to serve from the time of election until the third annual meeting following the election.
The following table sets forth, for the Class II nominee and our other directors, their ages and position or office held with us as of the date of this proxy statement:

Name	Age	Position	Director Since
Class II director nominee for election at the 2026 Annual Meeting of Stockholders
Stephen M. Ward, Jr.	71	Director	2025
Class III directors continuing in office until the 2027 Annual Meeting of Stockholders
Rory Read	64	President and Chief Executive Officer	2024
Eileen Schloss	72	Lead Independent Director	2022
Tarim Wasim	48	Director	2020
Class I directors continuing in office until the 2028 Annual Meeting of Stockholders
Jan R. Hauser	67	Director	2025
Kevin Haverty	60	Director	2022
Ragy Thomas	52	Founder and Chairman	2009
Class II directors not continuing in office after the 2026 Annual Meeting of Stockholders
Neeraj Agrawal	53	Director	2011
Yvette Kanouff	60	Director	2018

Biographical Information
Set forth below is biographical information for the director nominee and each of our other current directors. This includes information regarding each director’s experience, qualifications, attributes or skills that led our board of directors to recommend him or her for board service.
Nominee for Election at the 2026 Annual Meeting of Stockholders
Stephen M. Ward, Jr. has served as a member of our board of directors since January 2025. Mr. Ward is the former President and Chief Executive Officer of Lenovo Corporation, the international personal computer company formed by the acquisition of IBM’s personal computer division by Lenovo. Prior to joining Lenovo, Mr. Ward was IBM’s Chief Information Officer and General Manager of Thinkpad, as well as other business units. He currently sits on the boards of directors of C3.ai, Inc., where he serves as chair of its compensation committee and a member of its nominating and corporate governance committee, and Carpenter Technology Corporation, where he serves as the lead independent director, chair of its corporate governance committee and a member of both its human capital management committee and its science, technology and sustainability committee. Mr. Ward also currently sits on the board of directors of Molekule Inc., a private company. From November 2022 to October 2024, Mr. Ward served on the board of directors of Molekule Group, Inc., and from June 2021 to July 2022, he served on the board of directors of Vonage Holdings Corp. He also previously served on the boards of directors of KLX Energy Services Holdings, Inc., E2Open Corporation, E-Ink Corporation, KLX Aerospace, QD Vision, Inc. and Lenovo. Mr. Ward holds a B.S. in Mechanical Engineering from California Polytechnic State University, San Luis Obispo. We believe that Mr. Ward is qualified to serve as a member of our board of directors because of his extensive management experience in the technology industry and his significant leadership and service on other public company boards.
Directors Continuing in Office Until the 2027 Annual Meeting of Stockholders
Rory Read has served as our President and Chief Executive Officer and a member of our board of directors since November 2024. Previously, Mr. Read served as the Chief Executive Officer of Vonage Holdings Corp. from July 2020 to March 2024. He also served as Senior Vice President at Ericsson from July 2022 to March 2024, having joined the company as part of Ericsson’s acquisition of Vonage. Prior to that, Mr. Read served in various roles at Dell Technologies, Inc. from April 2015 to June 2020, including most recently as its Chief Operating Executive, and as Chief Executive Officer and President of Virtustream, a Dell Technologies business from April 2018 to June 2020, and

Executive Vice President of Dell Boomi from Feb 2016 to June 2020. Prior to these roles, he served as Chief Executive Officer, President and a member of the board of directors of Advanced Micro Devices and Chief Operating Officer and President at Lenovo following 23 years at IBM. Mr. Read has served on the board of directors of Booz Allen Hamilton since January 2023. Mr. Read holds a B.S. in Information Systems from Hartwick College. We believe that Mr. Read is qualified to serve as a member of our board of directors because of his extensive knowledge of the technology industry and software sector, as well as his extensive experience as a senior executive of a technology company, and his insight into corporate matters as our President and Chief Executive Officer.
Eileen Schloss has served as a member of our board of directors since January 2022. Ms. Schloss has served as an Operations Advisor to Advent International Corporation since December 2019. Prior to joining Advent, Ms. Schloss was the Executive Vice President, Human Resources and Real Estate for Medidata Solutions, Inc. from 2012 to March 2017. Ms. Schloss also has served as Executive Vice President, Human Resources for Rovi Corporation from 2007 to 2012, and as Vice President, Administration for Caspian Networks, Inc. from 2002 to 2006. Ms. Schloss currently serves on the board of directors of CCC Intelligent Solutions, Inc., where she is chair of the compensation committee. Ms. Schloss holds a B.S. in Organizational Behavior from the University of San Francisco and a M.S. in Technology Management from Pepperdine University. Ms. Schloss was named to National Association of Corporate Director (“NACD”) Directorship 100 in 2022, and, in March 2023, she obtained NACD’s Directorship Certification. We believe that Ms. Schloss is qualified to serve as a member of our board of directors because of her extensive experience with acquisitions, divestitures, change initiatives and compensation decisions.
Tarim Wasim has served as a member of our board of directors since October 2020. Mr. Wasim is a Partner at Hellman & Friedman, where he focuses on the software, internet and services sectors. Mr. Wasim also serves as a member of the boards of directors of Checkmarx, Curriculum Associates and Zendesk. Mr. Wasim previously served on the boards of directors of AlixPartners, Baker Tilly, Internet Brands, Genesys, Renaissance Learning and SimpliSafe. Prior to joining Hellman & Friedman in 2005, Mr. Wasim was employed by Bain Capital and worked as a consultant at Bain & Company. He received an A.B. in Engineering from Dartmouth College and an M.B.A. from the Harvard Business School. We believe that Mr. Wasim is qualified to serve as a member of our board of directors because of his extensive knowledge of the software sector, as well as his experience serving as a director of multiple Hellman & Friedman portfolio companies.
Directors Continuing in Office Until the 2028 Annual Meeting of Stockholders
Jan R. Hauser has served as a member of our board of directors since January 2025. Ms. Hauser served in various capacities at the General Electric Company (“GE”) from April 2013 until March 2019, including as Vice President, Chief Accounting Officer and Controller. Prior to GE, Ms. Hauser was a partner in the national office of PricewaterhouseCoopers LLP (“PwC”), where she served as a senior technical resource on multiple topics. Early in her career, Ms. Hauser was selected for a two-year fellowship in the Office of the Chief Accountant at the U.S. Securities and Exchange Commission. Ms. Hauser currently sits on the board of directors of Magna International Inc., where she is a member of the audit committee and technology committee. She previously served on the boards of directors of Enfusion, Inc., from September 2021 to April 2025, Proterra Inc., from June 2022 to March 2024, and Vonage Holdings Corp., from October 2019 to July 2022. Ms. Hauser holds a B.B.A. in Accounting, summa cum laude, from the University of Wisconsin-Whitewater. We believe that Ms. Hauser is qualified to serve on our board of directors because of her extensive accounting and financial experience.
Kevin Haverty has served as a member of our board of directors since December 2022. From December 2011 to February 2024, Mr. Haverty served in various senior positions at ServiceNow Inc., including Chief Revenue Officer and most recently as Vice Chairman, Global Public Sector. From January 2010 to December 2011, Mr. Haverty served as Vice President, Americas Sales of the Backup Recovery Systems division of Dell EMC (formerly EMC Corporation). From June 2006 to January 2010, Mr. Haverty held senior positions at Data Domain (through its acquisition by EMC), including Vice President of Americas Sales. Mr. Haverty holds a B.A. degree in Political Science from Providence College and was a US Army ROTC Distinguished Military Graduate. He served ten years in the US Army National Guard and is a veteran of the Gulf War, Operation Desert Storm. We believe that Mr. Haverty is qualified to serve as a member of our board of directors because of his extensive knowledge of the technology industry, including his role in senior positions at a major software company.
Ragy Thomas has served as Chairman of our board of directors since founding Sprinklr in September 2009. Mr. Thomas has served as the Chairman and Co-Chief Executive Officer of UnifyApps since October 2025. Previously, Mr. Thomas served at Sprinklr as Advisor to the Chief Executive Officer from November 2024 to May 2025, Co-Chief Executive

Officer from June 2024 to November 2024 and Chief Executive Officer from September 2009 to June 2024. Prior to that, Mr. Thomas held various positions with Epsilon, a division of Alliance Data Systems Corp. now owned by Publicis Groupe, where he was most recently the president of interactive services from September 2006 to June 2008. From 2001 to 2005, Mr. Thomas also was the chief technology officer of Bigfoot Interactive, an email communications company acquired by Epsilon. Mr. Thomas earned an M.B.A. in Finance and Information Systems from the New York University Leonard N. Stern School of Business and a Computer Science Engineering degree from Pondicherry University in India. We believe that Mr. Thomas is qualified to serve as a member of our board of directors because of his experience building and leading businesses and his insight into corporate matters as our Founder and Chairman.
Non-Continuing Directors
Neeraj Agrawal has served as a member of our board of directors since August 2011. Mr. Agrawal is a General Partner at Battery Ventures, a global technology-focused investment firm, where he has worked since August 2000. Mr. Agrawal serves on the board of directors of several private technology companies, including Dataiku, Inc., Pendo, Inc., Tealium, Inc. and Workato, Inc. He is a member of the board of directors of Braze, Inc. and was previously a member of the boards of directors of Amplitude, Inc., Bazaarvoice, Inc., Coupa Software Incorporated, Marketo, Inc. and Wayfair, Inc. Mr. Agrawal holds a B.S. in Computer Science from Cornell University and an M.B.A. from Harvard Business School. We believe that Mr. Agrawal is qualified to serve as a director based on his extensive business experience in the software and web services industries, his experience in venture capital and his service as a director of various public and private companies.
Yvette Kanouff has served as a member of our board of directors since August 2018. Ms. Kanouff also has been a Partner at JC2 Ventures LLC since July 2019, where she also serves as advisor and board member to various private companies. She previously held various positions at Cisco Systems, Inc. from June 2014 to June 2019 and was most recently senior vice president and general manager of its service provider business. Prior to joining Cisco, Ms. Kanouff served in executive positions at Cablevision Systems, SeaChange International, and Time Warner Cable. She serves on the public boards of Amdocs Limited, Entegris, Inc. and Science Applications International Corp. She holds a B.S. and M.S. in Mathematics and a D.Sc. h.c. from the University of Central Florida and received her Corporate Director Certificate from Harvard Business School in 2022. We believe that Ms. Kanouff is qualified to serve as a member of our board of directors because she has more than 20 years of service provider, media and software experience.
Directors’ Experience and Skills
The graphic below identifies certain key experience and skills possessed by our directors continuing after the Annual Meeting.

	Jan R. Hauser	Kevin Haverty	Rory Read	Eileen Schloss	Ragy Thomas	Stephen M. Ward, Jr.	Tarim Wasim
Executive Leadership Experience	✔	✔	✔	✔	✔	✔
Other Public Company Board Experience	✔		✔	✔		✔
Software and Technology Industry Experience	✔	✔	✔	✔	✔	✔	✔
Company Growth and Scale Experience	✔	✔	✔	✔	✔	✔	✔
Financial Experience	✔		✔	✔	✔	✔	✔
International Business Experience	✔	✔	✔	✔	✔	✔	✔
Mergers and Acquisitions Experience	✔		✔	✔	✔	✔	✔

INFORMATION REGARDING THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE
Independence of Our Board of Directors
Our Class A common stock is listed on the New York Stock Exchange (“NYSE”). Under the NYSE listing standards, a majority of the members of our board of directors must qualify as “independent,” as affirmatively determined by our board of directors. Our board of directors consults with our counsel to ensure that its determinations are consistent with relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent listing standards of NYSE, as in effect from time to time.
Our nominating and corporate governance committee undertook its annual review of director independence and made a recommendation to our board of directors regarding director independence. As a result of this review, our board of directors affirmatively determined that Mses. Hauser, Kanouff and Schloss and Messrs. Agrawal, Haverty, Ward and Wasim are “independent” in accordance with NYSE listing standards applicable to boards of directors in general, and that Edwin Gillis, who left our board of directors during 2025, was “independent” during the period he served on our board of directors during 2025. In addition, our board of directors has affirmatively determined that Ms. Hauser and Messrs. Agrawal and Wasim are “independent” in accordance with the NYSE listing standards and SEC rules applicable to audit committee members, and that Ms. Schloss and Messrs. Haverty, Ward and Wasim are “independent” in accordance with the NYSE listing standards and SEC rules applicable to compensation committee members.
In making this determination, our board of directors found that none of these directors has or had any relationships that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director, taking into account certain relationships and transactions that occurred in the ordinary course of business between Sprinklr and entities with which some of our directors are or have been affiliated and all other facts and circumstances that our board of directors deemed relevant in determining their independence, including their beneficial ownership of our capital stock. Mr. Read is not independent due to his position as our President and Chief Executive Officer, and Mr. Thomas is not independent due to his former positions at Sprinklr as Advisor to the Chief Executive Officer from November 2024 to May 2025, Co-Chief Executive Officer from June 2024 to November 2024 and Chief Executive Officer from September 2009 to June 2024.
Governance Practices
Our nominating and corporate governance committee regularly reviews external perspectives and corporate governance trends, including the voting policies of the major proxy advisory firms, input received from stockholder engagement and advice from outside advisors, but believes that there is no single governance approach that suits all companies. We believe that the key consideration in determining whether to maintain a particular governance practice is whether that practice promotes the best interests of our stockholders. We believe that the following continue to protect our interests and those of our stockholders:
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Dual-class capital structure: We believe that this structure (i) protects management from short-term market pressure and outside influences and allows them to focus on Sprinklr’s long-term growth strategies and (ii) helps to ensure a solid and supportive investor base throughout challenging economic cycles and crises, which is particularly important in the current macroeconomic environment, given the global economic, political and market uncertainty.

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Classified board: We believe that this structure (i) encourages directors to focus on the long-term best interests of Sprinklr and our stockholders, (ii) maintains continuity and experience to ensure that, at any given time, there are directors serving on our board of directors who have developed a deep understanding of our business, risk profile, and technology and product strategies and (iii) assists us in attracting and retaining director candidates who are willing to make long-term service commitments to Sprinklr, which enables more effective oversight and long-term strategic planning, particularly during our current transformation. Further, we believe that this structure does not compromise our directors’ accountability to our stockholders, particularly given that all directors are required to uphold their fiduciary duties to Sprinklr and our stockholders regardless of their term length.

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Supermajority vote requirement to enact certain changes to our governing documents: We believe that this requirement (i) is appropriately limited, as it applies only to extraordinary transactions and fundamental changes to corporate governance, and (ii) promotes corporate governance stability and helps to ensure broad stockholder support for certain fundamental corporate actions.

Board Leadership Structure
Our board of directors is chaired by our Founder, Mr. Thomas. As board chair, Mr. Thomas presides at all meetings of our stockholders and our board of directors and holds such other powers and carries out such other duties as are customarily carried out by a board chair. As President and Chief Executive Officer, Mr. Read focuses on developing the overall strategic direction of our company, delivering on such strategy and overseeing our day-to-day business. Our board of directors also has appointed Ms. Schloss as our lead independent director.
Our board of directors has determined that it is in the best interests of our company and our stockholders to separate the positions of chief executive officer and board chair. Our board of directors does not believe that there should be a fixed rule regarding the positions of chief executive officer and board chair being held by different individuals, or whether the chair should be an employee or should be elected from among the non-employee directors. The needs of our company and the individuals available to assume these roles may require different outcomes at different times, and our board of directors believes that retaining flexibility in these decisions is in the best interests of our company and our stockholders. Our board of directors will continue to periodically review our leadership structure and may make such changes in the future as it deems appropriate.
Our board of directors has appointed Ms. Schloss as the lead independent director to help reinforce the independence of the board of directors as a whole. The position of lead independent director has been structured to serve as an effective balance to an employee board chair. In addition to the duties of all directors, the specific responsibilities of the lead independent director are to: (i) work with Mr. Read to develop and approve an appropriate meeting schedule for the board; (ii) work with Mr. Read to develop and approve board meeting agendas; (iii) provide Mr. Read feedback on the quality, quantity, and timeliness of the information provided to the board; (iv) develop the agenda and moderate executive sessions of the independent members of the board; (v) preside over board meetings when Mr. Thomas is not present or when the performance or compensation of Mr. Read or the board is discussed; (vi) act as principal liaison between the independent members of the board and Mr. Read; (vii) convene meetings of the independent directors as appropriate; (viii) be available for consultation and direct communication with stockholders as deemed appropriate; and (ix) perform other duties as the board may determine from time to time. As a result, we believe that the lead independent director can help ensure the effective independent functioning of the board of directors in its oversight responsibilities. In addition, we believe that the lead independent director is better positioned to build a consensus among directors and to serve as a conduit between the other independent directors and Mr. Read, for example, by facilitating the inclusion on meeting agendas of matters of concern to the independent directors.
Role of the Board of Directors in Risk Oversight
One of the key functions of our board of directors is informed oversight of our risk management process. Our board of directors does not have a standing risk management committee, but rather administers this oversight function directly through the board of directors as a whole, as well as through various standing committees of the board of directors that address risks inherent in their respective areas of oversight. In particular, our board of directors is responsible for monitoring and assessing strategic risk exposure, including a determination of the nature and level of risk appropriate for our company. The involvement of our full board of directors in reviewing our business is an integral aspect of its assessment of management’s tolerance for risk and also its determination of what constitutes an appropriate level of risk.
While our full board of directors has overall responsibility for risk oversight, it has delegated oversight of certain risks to its committees. Our audit committee monitors our major financial risk exposures and the steps our management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. Furthermore, our audit committee oversees risks associated with information security, including cybersecurity and data privacy, and regularly reviews with management our information security programs and assessment, management and mitigation of such risk. Further, our audit committee also monitors compliance with legal and regulatory requirements, in addition to oversight of the performance of our internal audit function. Our compensation committee monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking. Our nominating and corporate governance committee oversees our major corporate governance risks, including through monitoring the effectiveness of our corporate governance guidelines and reviewing and considering environmental, social responsibility and sustainability matters.
At periodic meetings of our board of directors and its committees, management reports to and seeks guidance from our board and its committees with respect to the most significant risks that could affect our business, such as legal risks, information security and privacy risks, and financial, tax and audit-related risks. In addition, among other matters, management provides to our audit committee periodic reports on our compliance programs and investment policy and practices.

Meetings of the Board of Directors and its Committees; Executive Sessions
Our board of directors is responsible for the oversight of management and the strategy of our company and for establishing corporate policies. Our board of directors meets periodically during the year to review significant developments affecting us and to act on matters requiring the approval of our board of directors. Our board of directors met seven times during the fiscal year ended January 31, 2026. With respect to the committees of our board of directors, the audit committee met six times during the fiscal year ended January 31, 2026, the compensation committee met seven times, and the nominating and corporate governance committee met four times. During the fiscal year ended January 31, 2026, each director attended 75% or more of the aggregate of the meetings of our board of directors and of the committees on which he or she served. We encourage our directors and nominee(s) for director to attend our Annual Meeting of Stockholders.
As required by our Corporate Governance Guidelines and applicable NYSE listing standards, our independent, non-management directors meet periodically in executive session at least twice per year and at such other times as the directors deem necessary or appropriate. Ms. Schloss, our lead independent director, presides over the executive sessions and serve as the liaison between the independent directors and our chief executive officer. In addition, each of our standing committees regularly meets at similar executive sessions, at which the respective committee chairs preside.
Information Regarding Committees of the Board of Directors
Our board of directors has established a standing audit committee, a compensation committee and a nominating and corporate governance committee. Effective as of the close of our Annual Meeting, our strategy committee (previously ad hoc) will become a standing committee. Our board of directors may establish other committees to facilitate the management of our business. Our board of directors has adopted a written charter for each of our audit, compensation, and nominating and corporate governance committees, each of which is available to stockholders on our investor relations website at investors.sprinklr.com.
The following table provides current membership information for each of the standing committees of our board of directors:

Each of the committees has the authority to engage legal counsel or other experts or consultants, as it deems appropriate to carry out its responsibilities. Our board of directors has determined that each member of each standing committee meets the applicable NYSE rules and regulations regarding “independence,” and each member is free of any relationship that would impair such member’s individual exercise of independent judgment with regard to us.
Below is a description of each standing committee of our board of directors:
Audit Committee
Our audit committee consists of Ms. Hauser and Messrs. Agrawal and Wasim. As of the Annual Meeting and following Mr. Agrawal’s resignation as a director, our audit committee will consist of Ms. Hauser and Messrs. Ward and Wasim. Our board of directors has determined that each member satisfies the independence requirements under NYSE listing standards and Rule 10A-3(b)(1) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Ms. Hauser serves as the chair of our audit committee. In addition, Mr. Gillis served as the chair of our audit committee until March 31, 2025 and as a member of our audit committee until his resignation from our board of directors and such position as of the close of business on June 12, 2025. Our board of directors has determined that Ms. Hauser is an “audit committee financial expert” within the meaning of SEC regulations. Each member of our audit committee can read and understand fundamental financial statements in accordance with applicable requirements. In arriving at these determinations, our board of directors has examined each audit committee member’s scope of experience and the nature of such member’s employment in the corporate finance sector.
The primary purpose of the audit committee is to discharge the responsibilities of our board of directors with respect to our corporate accounting and financial reporting processes, systems of internal control and financial statement audits, and to oversee our independent registered public accounting firm. Specific responsibilities of our audit committee include:
•	helping our board of directors oversee our corporate accounting and financial reporting processes;
•	managing the selection, engagement, qualifications, independence and performance of a qualified firm to serve as the independent registered public accounting firm to audit our financial statements;
•
discussing the scope and results of the audit with the independent registered public accounting firm, and reviewing, with management and the independent accountants, our interim and year-end operating results;

•	developing procedures for employees to submit concerns anonymously about questionable accounting or audit matters;
•	reviewing related person transactions;
•	overseeing the scope, design, adequacy and effectiveness of our internal controls over financial reporting and our disclosure controls and procedure;
•	approving or, as permitted, pre-approving, audit and permissible non-audit services to be performed by the independent registered public accounting firm; and
•	reviewing significant information security matters and concerns, including cybersecurity, data privacy and related regulatory matters and legal compliance.

Report of the Audit Committee of the Board of Directors
The audit committee has reviewed and discussed the audited consolidated financial statements for the fiscal year ended January 31, 2026 with our management. The audit committee also has reviewed and discussed with KPMG LLP, our independent registered public accounting firm, the matters required to be discussed by Auditing Standard No. 1301, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board (“PCAOB”). The audit committee also has received the written disclosures from KPMG LLP required by applicable requirements of the PCAOB regarding the independent accountants’ communications with the audit committee concerning independence and has discussed with KPMG LLP the accounting firm’s independence. Based on the foregoing, the audit committee has recommended to our board of directors that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the fiscal year ended January 31, 2026 and filed with the SEC.
Sprinklr, Inc.
Audit Committee
Neeraj Agrawal
Jan R. Hauser
Tarim Wasim
The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of Sprinklr under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.
Compensation Committee
Our compensation committee consists of Ms. Schloss and Messrs. Haverty, Ward and Wasim. Mr. Wasim serves as the chair of our compensation committee. Our board of directors has determined that each member is independent under NYSE listing standards and a “non-employee director” as defined in Rule 16b-3 promulgated under the Exchange Act.
The primary purpose of our compensation committee is to discharge the responsibilities of our board of directors in overseeing our compensation policies, plans and programs and to review and determine the compensation to be paid to our executive officers, directors and other senior management, as appropriate. Specific responsibilities of our compensation committee include:
•	reviewing and approving the compensation, including the corporate goals and objectives relevant to such compensation, of our chief executive officer, other executive officers and senior management;
•	reviewing, evaluating and recommending to our board of directors succession plans for our executive officers;
•	reviewing and recommending to our board of directors the compensation paid to our directors;
•	reviewing and approving the list of companies to be used in any compensation peer group used to determine compensation levels;
•	administering our equity incentive plans and other benefit programs;
•
reviewing, adopting, amending and terminating incentive compensation and equity plans, severance agreements, profit sharing plans, bonus plans, change-of-control protections and any other compensatory arrangements for our executive officers and other senior management;

•	reviewing and establishing general policies relating to compensation and benefits of our employees, including our overall compensation philosophy; and
•	overseeing compliance with any applicable compensation clawback policies.
Compensation Committee Processes and Procedures
The compensation committee generally meets quarterly and with greater frequency if necessary. The compensation committee also acts periodically by unanimous written consent in lieu of a formal meeting. The agenda for each meeting is usually developed by the chairperson of the compensation committee, in consultation with management.
The compensation committee meets regularly in executive session. From time to time, however, various members of management and other employees, as well as outside advisors or consultants, may be invited by the compensation committee to make presentations, to provide financial or other background information or advice or to otherwise participate in compensation committee meetings. Our chief executive officer may not participate in, or be present during, any deliberations or determinations of the compensation committee regarding his compensation.
The charter of the compensation committee grants the compensation committee full access to all books, records, facilities and personnel of Sprinklr. In addition, under the charter, the compensation committee has the authority to obtain, at our expense, advice and assistance from compensation consultants and internal and external legal, accounting or other advisors and other external resources that the compensation committee considers necessary or appropriate in the performance of its duties. The compensation committee has direct responsibility for the oversight of the work of any consultants or advisers engaged for the purpose of advising the compensation committee. In particular, the compensation committee has the authority to retain compensation consultants to assist in its evaluation of executive and director compensation, including the authority to approve the consultant’s reasonable fees and other retention terms.
Compensation Committee Interlocks and Insider Participation
No member of our compensation committee currently is one of our officers or employees. None of our executive officers currently serves, or has served during the last year, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our board of directors or compensation committee.
Nominating and Corporate Governance Committee
Our nominating and corporate governance committee consists of Mses. Kanouff and Schloss and Mr. Agrawal. As of the Annual Meeting and following Ms. Kanouff’s and Mr. Agrawal’s resignations as directors, our nominating and corporate governance committee will consist of Ms. Schloss and Mr. Haverty. The chair of our nominating and corporate governance committee is Ms. Schloss. Our board of directors has determined that each member of the nominating and corporate governance committee is independent under NYSE listing standards.
Specific responsibilities of our nominating and corporate governance committee include:
•	identifying and evaluating candidates, including the nomination of incumbent directors for re-election and nominees recommended by stockholders, to serve on our board of directors;
•	considering and making recommendations to our board of directors regarding the composition and chairmanship of the committees of our board of directors;
•	reviewing any stockholder proposals submitted for inclusion in a proxy statement for a meeting of our stockholders;
•	instituting plans or programs for the continuing education of our board of directors and orientation of new directors;
•	developing and making recommendations to our board of directors regarding corporate governance guidelines and matters;
•	reviewing, considering, making recommendations to our board of directors and/or taking action regarding environmental, social responsibility and sustainability matters;
•	evaluating developments in corporate governance and stockholder engagement; and
•	overseeing periodic evaluations of the board of directors’ performance, including committees of the board of directors.
The charter of the nominating and corporate governance committee grants the nominating and corporate governance committee full access to all books, records, facilities and personnel of Sprinklr. In addition, under the charter, if the nominating and corporate governance committee concludes that it must retain legal, accounting or other outside advisors, it may independently do so, at our expense. Further, the nominating and corporate governance committee has the sole authority to retain and terminate executive search firms to help identify and/or evaluate director candidates.
The nominating and corporate governance committee believes that candidates for director should have certain minimum qualifications, including the highest personal integrity and ethics, the ability to read and understand basic financial statements and being older than 21. The nominating and corporate governance committee also intends to consider such factors as possessing relevant expertise upon which to be able to offer advice and guidance to management, having sufficient time to devote to our affairs, demonstrated excellence in such person’s field, having the ability to exercise sound business judgment, experience as a board member or executive officer of another publicly held company, having a unique personal background, perspective and experience, and having the commitment to rigorously represent the long-term interests of our stockholders. These qualifications may be modified from time to time. Candidates for director nominees are reviewed in the context of the current composition of the board of directors, the operating requirements of Sprinklr and the long-term interests of our stockholders. In conducting this assessment, the nominating and corporate governance committee typically considers differences in life experience, background, lifestyle preference, age and other factors as it deems appropriate, given the current needs of the board of directors and our business, to maintain a balance of knowledge, experience and capability.
In the case of incumbent directors whose terms of office are set to expire, the nominating and corporate governance committee reviews these directors’ overall service to Sprinklr during their terms, including the number of meetings attended, level of participation, quality of performance and any other relationships and transactions that might impair the directors’ independence. In the case of new director candidates, our nominating and corporate governance committee also evaluates whether the nominee is independent for NYSE purposes, based upon applicable NYSE listing standards, applicable SEC rules and regulations and the advice of counsel, if necessary. Our nominating and corporate governance committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of our board of directors. Our nominating and corporate governance committee meets to discuss and consider the candidates’ qualifications and then selects a nominee for recommendation to our board of directors.
Our nominating and corporate governance committee will consider stockholder recommendations of director candidates, so long as they comply with applicable law and our amended and restated bylaws (“Bylaws”), which procedures are summarized below, and will review the qualifications of any such candidate in accordance with the criteria described in the two preceding paragraphs. Stockholders who wish to recommend individuals for consideration by our nominating and corporate governance committee to become nominees for election to our board of directors should do so by delivering a timely written notice to our Secretary. See “Other Information for Stockholders—Stockholder Proposals for the 2027 Annual Meeting of Stockholders” for additional information.
Strategy Committee
As of our Annual Meeting, our strategy committee will consist of Ms. Schloss and Messrs. Ward and Wasim. The chair of our strategy committee is expected to be Mr. Ward.
Specific responsibilities of our strategy committee will include:
•	overseeing the development and implementation of our corporate strategy, including our technology and product strategies and our short- and long-term strategic plans; and
•	reviewing, evaluating and, if applicable, making recommendations to our board of directors regarding capital allocation, strategic investments, potential acquisitions and other transactions.
Communications with Our Board of Directors
Our relationship with our stockholders is an important part of our corporate governance program. Engaging with stockholders helps us to understand how they view us, to set goals and expectations for our performance, and to identify emerging issues that may affect our strategies, corporate governance, compensation practices or other aspects of our operations. Our stockholder and investor outreach includes investor road shows, analyst meetings, and investor conferences and meetings. We also communicate with stockholders and other stakeholders through various media, including our annual report and SEC filings, proxy statement, news releases and our website. Our webcasts for quarterly earnings releases are open to all. These webcasts are available in real time and are archived on our website for a period of time.
Interested parties wishing to communicate with our board of directors or an individual director may do so by sending a written communication to the board of directors or such director c/o 441 9th Ave., 12th Floor, New York, NY 10001, Attention: Secretary. The Secretary will review each communication. The Secretary will forward such communication to the board of directors or to any individual director to whom the communication is addressed unless the communication contains advertisements or solicitations or is unduly hostile, threatening or similarly inappropriate, in which case the Secretary will discard the communication or inform the proper authorities, as may be appropriate.

Code of Conduct and Ethics
Our board of directors has adopted the Sprinklr, Inc. Code of Conduct and Ethics that applies to all officers, directors and employees. The Code of Conduct and Ethics is available on our website at investors.sprinklr.com. If we make any substantive amendments to the Code of Conduct and Ethics or grant any waiver from a provision of the Code of Conduct and Ethics to any director or our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, we will promptly disclose the nature of the amendment or waiver on our website rather than by filing a Current Report on Form 8-K.
Corporate Governance Guidelines
Our board of directors has adopted the Sprinklr, Inc. Corporate Governance Guidelines for the conduct and operation of the board in order to give directors a flexible framework for effectively pursuing our objectives for the benefit of our stockholders. The Corporate Governance Guidelines set forth the practices that the board of directors intends to follow with respect to board composition and selection, board meetings and involvement of senior management, chief executive officer performance evaluation, management succession planning, board committees and director compensation. The Corporate Governance Guidelines may be viewed on our website at investors.sprinklr.com.
Insider Trading Policy
Our board of directors has adopted the Sprinklr, Inc. Insider Trading Policy (the “Insider Trading Policy”), governing the purchase, sale, and/or other dispositions of our securities by directors, executive officers, employees and certain other persons. We believe that the Insider Trading Policy is reasonably designed to promote compliance with insider trading laws, rules and regulations and applicable NYSE listing standards. From time to time, we have engaged in transactions in our securities. It is our policy to comply with applicable laws and regulations relating to insider trading. A copy of the Insider Trading Policy is filed as an exhibit to our Annual Report on Form 10-K for the fiscal year ended January 31, 2026.

PROPOSAL 2:

TO APPROVE, ON A NON-BINDING, ADVISORY BASIS, THE COMPENSATION OF
OUR NAMED EXECUTIVE OFFICERS
Our stockholders are entitled to vote to approve, on an advisory basis, the compensation of the Company’s named executive officers as disclosed in this proxy statement in accordance with SEC rules. After careful consideration, and taking into consideration the say-on-frequency vote that occurred at the 2023 annual meeting of stockholders, our board of directors has determined that a say-on-pay vote that occurs every year is the most appropriate alternative for the Company at this time.
This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement. The compensation of our named executive officers subject to the vote is disclosed in the Compensation Discussion and Analysis, the compensation tables, and the related narrative disclosure contained in this proxy statement. As discussed in those disclosures, we believe that our compensation policies and decisions are (i) focused on pay-for-performance principles, (ii) strongly aligned with our stockholders’ interests and (iii) consistent with current market practices. The compensation of our named executive officers is designed to enable us to attract and retain talented and experienced executives to lead us successfully in a competitive environment.
Accordingly, our board of directors is asking the stockholders to indicate their support for the compensation of our named executive officers as described in this proxy statement by casting a non-binding advisory vote “FOR” the following resolution:
“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”
Because the vote is advisory, it is not binding on our board of directors or our compensation committee. Nevertheless, the views expressed by the stockholders, whether through this vote or otherwise, are important to management and our board of directors and, accordingly, our board of directors or our compensation committee intend to consider the results of this vote in making determinations in the future regarding executive compensation arrangements.
Our Recommendation
Our board of directors recommends voting “FOR” the approval, on a non-binding, advisory basis, of the resolution on named executive officer compensation.

EXECUTIVE OFFICERS
The following table sets forth, for our executive officers, their ages and position held with us as of the date of this proxy statement:

Name	Age	Principal Position
Rory Read	64	President, Chief Executive Officer and Director
Anthony Coletta	50	Chief Financial Officer
Joy Corso	57	Chief Administrative Officer
Sanjay Macwan	58	Chief Information Officer
Amitabh Misra	53	Chief Technology Officer
Jacob Scott	43	General Counsel and Corporate Secretary
Karthik Suri	52	Chief Product and Corporate Strategy Officer

Biographical information for Rory Read is included above with the director biographies under the caption “Information Regarding Director Nominee and Current Directors.”
Anthony Coletta has served as our Chief Financial Officer since October 2025. Prior to joining Sprinklr, Mr. Coletta served as Chief Investor Relations Officer at SAP SE (“SAP”) from October 2021 to June 2024, where he was responsible for leading the financial markets communication for the group. From July 2006 to October 2021, Mr. Coletta served in numerous other roles at SAP, including as Chief Financial Officer of SAP North America, Chief Financial Officer of SAP Latin America & Caribbean, Chief Financial Officer of Market Units, and Chief Controlling Officer of Global Sales, Global Customer Operations. Prior to his SAP career, Mr. Coletta held various leadership positions in finance and strategy at Siemens and ThyssenKrupp. Mr. Coletta has extensive international professional experience, including in Europe, Latin America and the U.S. Mr. Coletta holds a master’s degree in Economics & Applied Languages from Paris I Sorbonne University.
Joy Corso has served as our Chief Administrative Officer since January 2025, leading global Culture & Talent, Marketing and Communications, and key transformation initiatives. With over 25 years of business experience, she brings a strong background in driving operational rigor and cultural transformation, as well as broad business transformation experience. Previously, Ms. Corso served as Chief Marketing Officer at Vonage Holdings Corp. (“Vonage”) from July 2020 to December 2024, where she was responsible for leading the company’s Marketing, Communications, Integration and Transformation teams and serving as President of the Vonage Foundation, the charitable outreach arm of Vonage. Ms. Corso holds both an M.B.A. and a B.S. in Business Administration from Providence College.
Sanjay Macwan has served as our Chief Information Officer since April 2025. Mr. Macwan most recently served as the Chief Information Officer and Chief Information Security Officer of Vonage from July 2018 to January 2025. Previously, he served as Senior Vice President and Chief Technology Officer, Media Labs at NBCUniversal, Inc. from January 2014 to August 2017. Prior to that, Mr. Macwan served in various roles at AT&T, Inc. from July 1992 to January 2014, including most recently as Vice President, AT&T Chief Technology Office. Mr. Macwan holds a B.S. in Electrical Engineering and an M.S. in Computer Science from Polytechnic University (current NYU Tandon School of Engineering) in New York.
Amitabh Misra has served as our Chief Technology Officer since April 2024. Prior to joining Sprinklr, Mr. Misra was Vice President of Engineering at Adobe Inc. from November 2018 to March 2024, where he led a global R&D organization for Adobe’s Experience Cloud Platform, including engineers, product leaders, and AI/ML researchers. Prior to Adobe, Mr. Misra was the Founder and CEO of GOFro.com and CTO, chief architect and head of engineering at Snapdeal.com. Mr. Misra holds a BTech degree from the Indian Institute of Technology Kanpur and an M.B.A. from the University of California at Berkeley.
Jacob Scott has served as our General Counsel and Corporate Secretary since March 2023. Mr. Scott previously served as our Deputy General Counsel and Chief Compliance Officer from November 2020 to March 2023. Prior to that, Mr. Scott served in various roles at Athenahealth, Inc., most recently as Assistant General Counsel from July 2017 to November 2020. Mr. Scott holds a B.A. in English and American Studies from Williams College and a J.D. from Yale Law School.
Karthik Suri has served as our Chief Product and Corporate Strategy Officer since October 2025. Prior to joining Sprinklr, Mr. Suri served as Chief Product Officer at Cornerstone OnDemand Inc. from September 2022 to

October 2025, where he led global product strategy and management, design and delivery and had general management responsibilities for some of its high growth business units. From June 2020 to September 2022, Mr. Suri served as Chief Product & Technology Officer at Invitae Corporation, where he led the global products and technology organization. Prior to that, Mr. Suri held strategic leadership roles at GE Digital, PayPal, eBay, Magento, Yahoo! And Barclays following his early career at GE. Mr. Suri has served on the board of directors for Junior Achievement of Northern California since June 2018. Mr. Suri previously served on the World Economic Forum’s Digital Platform and Ecosystems Executive Steering Group. Mr. Suri holds a B.E. in Mechanical Engineering and an M.Sc. in Chemistry from BITS, Pilani, India, an M.S. in Industrial and Systems Engineering from The Ohio State University, and a dual M.B.A. from Columbia Business School and University of California, Berkeley, Haas School of Business.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
This Compensation Discussion and Analysis provides an overview of our executive compensation philosophy, the overall objectives of our executive compensation program, how each element of our executive compensation program is designed to satisfy those objectives, the policies underlying our executive compensation program for our fiscal year ended January 31, 2026 (our “fiscal year 2026”), and the compensation awarded to our fiscal year 2026 named executive officers (“NEOs”) listed below:

NEOs	Title
Rory Read	President, Chief Executive Officer and Director
Anthony Coletta	Chief Financial Officer
Joy Corso	Chief Administrative Officer
Sanjay Macwan	Chief Information Officer
Karthik Suri	Chief Product and Corporate Strategy Officer
Manish Sarin	Former Chief Financial Officer
Scott Millard	Former Chief Revenue Officer

Executive Transitions
During fiscal year 2026, we made the following changes to our executive officers:
•	In April 2025, Mr. Macwan was appointed as our Chief Information Officer;
•
In September 2025, we announced that Mr. Sarin, our then-serving Chief Financial Officer, would leave the Company on September 19, 2025. Subsequently, in October 2025, Mr. Coletta was appointed as our Chief Financial Officer, principal financial officer and principal accounting officer, assuming such roles from Mr. Read, who had served in such roles on an interim basis following Mr. Sarin’s departure;

•	In September 2025, Mr. Millard was appointed as our Chief Revenue Officer, the position in which he served until he left the Company in November 2025; and
•	In October 2025, Mr. Suri was appointed as our Chief Product and Corporate Strategy Officer.
For additional information regarding the employment agreements with each of Messrs. Macwan, Millard, Coletta and Suri, please see Exhibits Number 10.22 through 10.26 to the Company’s Annual Report on Form 10-K for the fiscal year ended January 31, 2026, filed with the SEC on March 19, 2026. For additional information regarding the Transition, Separation and Release of Claims Agreement with Mr. Sarin, please see the section below titled, “Transition Agreement with Mr. Sarin.”
The following discussion and analysis of compensation arrangements of our NEOs should be read together with the compensation tables and related disclosures.
Executive Summary
Fiscal Year 2026 Performance Highlights
•
In fiscal year 2026, we measured the achievement of total revenue and non-GAAP operating income as our top-line and bottom-line corporate performance goals, respectively. These goals are tied to our annual cash bonus plan. We achieved solid results throughout the fiscal year and exceeded the target levels for each of our corporate performance goals.

Fiscal Year 2026 Compensation Highlights
•
Base Salaries. In March 2025, our compensation committee reviewed the base salaries of our then-serving NEOs and determined to withhold all merit increases in order to invest in our long-term financial health.

•
Annual Cash Bonus Plan. In fiscal year 2026, in response, in part, to stockholder feedback, our compensation committee adopted the Fiscal Year 2026 Bonus Plan (the “2026 Bonus Plan”), which was designed as a formulaic short-term incentive program pursuant to which annual bonuses were to be earned on the basis of our performance as measured against preestablished corporate financial performance metrics. In June 2025, after extensive discussions with senior management, as described in more detail in the section below titled, “Elements of Our Fiscal Year 2026 Executive Compensation Program—Annual Cash Bonus Awards—Fiscal Year 2026 Performance Goals and Achievement,” our compensation committee determined that the best interests of our stockholders would be served by changing one of the financial performance metrics in the 2026 Bonus Plan from net new annualized recurring revenue bookings to total revenue.
•
Annual Cash Bonus Awards. In March 2026, our compensation committee approved annual cash bonus awards under the 2026 Bonus Plan for our then-eligible NEOs based on our actual achievement measured against the preestablished total revenue and non-GAAP operating income performance goals as described in more detail in the section below titled, “Annual Cash Bonus Awards.” In determining the amount of these awards, our compensation committee exercised discretion to reduce the award amounts to levels that were less than the amount calculated under the terms of the 2026 Bonus Plan.

•
Long-Term Incentive Awards. In March 2025, our compensation committee approved performance stock unit (“PSU”) and restricted stock unit (“RSU”) awards for our then-incumbent NEOs (other than our President and Chief Executive Officer, Mr. Read) under our 2021 Equity Incentive Plan, as more fully described in the section below titled, “Long-Term Incentive Compensation.” Consistent with the terms of his employment agreement, in which his fiscal year 2026 equity award allocation was granted concurrently with his November 2024 new hire equity award, Mr. Read was not granted any equity awards in fiscal year 2026. Our compensation committee granted equity awards to each of Messrs. Coletta, Macwan, Millard and Suri in connection with their respective appointments as executive officers, as described in more detail below in the section titled, “Long-Term Incentive Compensation.” Due to the timing of Ms. Corso’s hiring on January 13, 2025, shortly before our 2025 fiscal year end, and our standard monthly new hire award cadence, Ms. Corso received a new hire award in February 2025 and an annual equity award in March 2025.

Compensation Policies and Practices
We are committed to sound executive compensation policies and practices, as highlighted in the following table:

What we do:
✔	Responsible use of shares under our long-term incentive compensation program
✔	Maintain an executive severance policy with a double-trigger severance and equity vesting upon a change of control
✔	Compensation committee retains independent and experienced compensation consultant
✔	Assess risks of our compensation program
✔	Maintain minimum stock ownership guidelines for our executive officers and non-employee directors
✔	Maintain a NYSE-compliant clawback policy for incentive compensation
✔	Conduct an annual Say-on-Pay advisory vote
✔	Have a compensation committee comprised of all independent directors
✔	Engage in succession planning for executive management and our next generation of leaders

What we do not do:
✘	No hedging of our stock
✘	No pledging of our stock
✘	No excessive perquisites
✘	No defined benefit or supplemental executive retirement plans
✘	No tax reimbursement payments (or tax “gross-ups”) on payments in connection with a change of control

Compensation Objectives and Program Design
The main objectives of our executive compensation program are to:
•	motivate, attract and retain highly qualified executives who are committed to our mission, performance and culture by paying them competitively;

•
create a fair, reasonable and balanced compensation program that rewards executives’ performance and contributions to our short- and long-term business results, while closely aligning the interests of the executives with those of our stockholders; and

•	emphasize pay for performance, with a program that aligns financial and operational achievements.
We believe that our executive compensation program design features accomplish the following:
•	provide base salaries consistent with each executive’s role and responsibilities so that they are not motivated to take excessive risks to achieve a reasonable level of financial security;
•	ensure that a significant portion of each executive’s target total direct compensation is tied to our future share performance, thus aligning such executive’s interests with those of our stockholders;
•	utilize equity compensation and performance and/or vesting periods for equity awards that encourage executives to remain employed and focused on sustained share price appreciation; and
•	utilize a mix between cash and equity compensation designed to encourage strategies and actions that are in our long-term best interests.
Our compensation committee uses its judgment to establish a target total direct compensation opportunity for each executive officer that reflects a balanced mix of current, short-term incentive and long-term incentive compensation, and cash and non-cash compensation that it believes appropriate to achieve the goals of our executive compensation program and our key business objectives. Further, a significant portion of each executive officer’s total target direct compensation opportunity consists of a short-term performance-based annual cash bonus opportunity and long-term incentive compensation in the form of equity awards to align the executive officers’ incentives with the interests of our stockholders and our long-term corporate goals. Our compensation committee will continue to evaluate our compensation strategy as we continue to evolve and grow as a public company.
How We Determine Executive Compensation
Role of Our Compensation Committee, Management, and the Board
Our compensation committee is appointed by our board of directors to assist with the board’s oversight responsibilities with respect to our compensation and benefit plans, policies and programs, administration of our equity plans, and the board’s responsibilities related to the compensation of our executive officers, non-employee directors, and senior management, as appropriate.
Our compensation committee is primarily responsible for establishing and reviewing our general compensation strategy. It oversees and evaluates our executive compensation program and generally determines, which may be subject to final board of directors approval, the principal components of compensation (base salary, annual performance-based cash bonus awards, and long-term incentive compensation in the form of equity awards) for our executive officers on an annual basis; however, decisions may occur at other times for new hires, promotions or other special circumstances as our compensation committee determines appropriate, such as to encourage retention. Our compensation committee does not delegate authority to approve executive officer compensation and has full authority to make all compensation decisions.
Generally, our compensation committee’s process for determining executive compensation is comprised of two related elements: the determination of compensation levels and the approval of performance objectives for the current year. In making executive compensation decisions, our compensation committee generally considers each executive officer’s total target direct compensation (consisting of base salary, target total cash compensation, and long-term incentive compensation in the form of equity awards, valued based on an approximation of grant date fair value). For executive officers other than our chief executive officer, the compensation committee solicits and considers performance assessments and recommendations submitted to the compensation committee by our chief executive officer for each of these compensation components and other compensation-related matters. While our chief executive officer provided recommendations and discussed them with our compensation committee, he does not participate in our compensation committee’s deliberations concerning, or the determination of, his own compensation. The evaluation of the performance of our chief executive officer is conducted by the compensation committee, which determines any adjustment to his compensation, as well as equity awards to be granted. For all executive officers and non-employee directors, as part of its deliberations, the compensation committee may review and consider, as appropriate, materials such as financial reports and projections, operational data, executive and director stock ownership information, company stock performance data, analyses of historical executive compensation levels and current company-wide compensation levels and recommendations of the compensation committee’s compensation consultant, including competitive market analyses of executive and non-employee director compensation paid at other companies identified by the consultant.
Our compensation committee also works with and receives information and analyses from other members of management, including within our legal, finance, and human resources departments, and considers such information and analyses in determining the structure and amount of compensation to be paid to our executive officers, including our NEOs. Members of management are not present during discussions regarding their own compensation.
Our compensation committee focuses on providing a competitive compensation package that provides significant short- and long-term incentives for the achievement of measurable corporate objectives. We believe that this approach provides an appropriate blend of short- and long-term incentives to maximize stockholder value creation.
Setting Executive Compensation
Each year, our compensation committee conducts a review of our executive compensation program to determine if any changes are necessary or appropriate. In carrying out its responsibilities, our compensation committee evaluates our compensation policies and practices for alignment with our executive compensation philosophy, develops compensation-related strategies and makes decisions that it believes further our philosophy and/or align with compensation best practices. Our compensation committee does not establish a specific target for formulating the target annual total direct compensation opportunities for our executives, including our NEOs. Instead, in consultation with its compensation consultant, our compensation committee weighs various considerations, including our executive compensation program philosophy and objectives; each individual executive’s knowledge, skills, experience, qualifications and tenure; the scope of each individual executive’s title, role and responsibilities; the performance of each individual executive, based on a subjective assessment of such executive’s contributions, potential to lead our overall performance and ability to lead such executive’s business unit or function, and as measured against various financial, operational and strategic objectives in such executive’s area of expertise and responsibility; retention risk (and related replacement cost); compensation parity among our executives; an analysis of competitive market data; and the recommendation of our chief executive officer (except with respect to his own compensation).
Role of Compensation Consultant
Our compensation committee has retained Compensia as its independent compensation consultant since fiscal year 2020 due to its extensive compensation-related analytical expertise relating to technology companies. Compensia reports directly to our compensation committee and does not provide any services to our company other than competitive market data and advice related to executive and non-employee director compensation matters. Our compensation committee has evaluated whether the work of Compensia as its compensation consultant raised any conflict of interest, considering relevant factors in accordance with the guidelines established by the SEC and the listing standards of the NYSE. Based on this review, our compensation committee determined that the work of Compensia and its individual compensation advisors has not raised any conflicts of interest or impaired its independence.
In its capacity as our compensation committee’s independent compensation consultant, in fiscal year 2026, Compensia assisted with, among other things:
•	conducting an executive market pay study, including an analysis of competitive performance and compensation levels within our peer group;
•	updating the compensation peer group used as a reference in making executive compensation decisions;
•
evaluating the efficacy of our existing compensation strategy and current executive pay policies and practices and considering potential refinements or alternative policies and practices, in supporting and reinforcing our long-term financial and strategic goals;

•	reviewing our non-employee director compensation policies and practices; and
•	assisting in the preparation of our Compensation Discussion and Analysis.
Our compensation committee has the sole authority to engage and terminate Compensia’s services, as well as to approve its compensation. Compensia provides competitive market analyses and advises our compensation committee but has no authority to make compensation decisions on behalf of our compensation committee or Sprinklr. Compensia reports to our compensation committee and has direct access to the chairperson and the other members of our compensation committee.

Use of Competitive Market Compensation Data
Our compensation committee believes that it is important when making compensation decisions to be informed as to the current practices of comparable public companies with which we compete for top talent. To this end, our compensation committee works annually with Compensia to review and update the companies in our compensation peer group to be used in connection with assessing compensation practices and pay levels. Our compensation committee believes that the peer group and broader market data analyzed by Compensia, along with such other factors as internal parity, scope and complexity of role, experience, skills and qualifications, performance, and the retentive value of unvested equity holdings, are important reference points when setting compensation for our NEOs because competition for skilled executives is intense in our industry and the retention of our talented leadership team is critical to our success.
Fiscal Year 2026 Compensation Peer Group
Our compensation committee reviews our compensation peer group on an annual basis in advance of making compensation decisions for the upcoming fiscal year. Changes to the peer group are made as the compensation committee determines to be appropriate, taking into consideration various financial criteria (with a focus on revenue and market capitalization), business focus, and recent merger and acquisition activity. The primary criteria used for screening companies for inclusion in the fiscal year 2026 compensation peer group were the following:
•	Sector: We focused on information technology companies based in the United States that, at the time of review:
○	Revenue: Reported revenue within a range of approximately 0.3x to 3.0x of our trailing four-quarter revenue for the period ended July 31, 2024 of approximately $774 million; and
○	Market Capitalization: A market capitalization within a range of approximately 0.25x to 4.0x of our then-30-day average market capitalization of approximately $1.965 billion.
The group of proposed peer companies was further refined after taking into consideration positive profitability, revenue growth and input from management. After considering the above criteria, for purposes of the fiscal year 2026 compensation peer group, eight companies were removed from, and seven companies were added to, the fiscal year 2025 compensation peer group. Accordingly, in November 2024, our compensation committee approved the following compensation peer group for fiscal year 2026:

Blackbaud (BLKB) Blackline (BL) Box (BOX) Braze (BRZE) CCC Intelligent Solutions Holdings (CCCS)	DoubleVerify Holdings (DV) EverCommerce (EVCM)* Five9 (FIVN) Freshworks (FRSH) Informatica (INFA)*	LiveRamp Holdings (RAMP)* nCino (NCNO)* Paycor HCM (PYCR)* Pegasystems (PEGA) Sprout Social (SPT)	Verint Systems (VRNT)* Workiva (WK) Zeta Global Holdings (ZETA)*

*	New peers for fiscal year 2026.
2025 Stockholder Say-on-Pay Vote
At our 2025 Annual Meeting of Stockholders (our “2025 Annual Meeting”), our stockholders approved our advisory vote on named executive officer compensation (the “Say-on-Pay proposal”), with 95.6% of the votes cast in favor of the Say-on-Pay proposal. Despite the favorable vote, in recognition of the feedback received from stockholders and their advisors in connection with and following the 2025 Annual Meeting, our compensation committee determined to address a number of the issues raised about various aspects of our executive compensation program, including changing the structure of our annual cash bonus plan. Further, as previously disclosed, Mr. Read was not granted any equity awards in fiscal year 2026, consistent with the terms of his employment agreement.
Our compensation committee continues to believe that, inclusive of these changes, its general approach to executive compensation is reasonable and appropriate. Our compensation committee will continue to consider the results of future say-on-pay votes and ongoing stockholder feedback to help ensure that our executive compensation program is effective and efficient in serving the interests of the Company and our stockholders. Following the Annual Meeting to which this proxy statement relates, our next Say-on-Pay proposal will be presented for consideration by our stockholders at our 2027 Annual Meeting of Stockholders.

Elements of Our Fiscal Year 2026 Executive Compensation Program
To achieve our compensation objectives, we provide our executive officers, including our NEOs, with a compensation package consisting of the following elements:

Element of Compensation	Objectives	Key Points
Base Salary (fixed-cash compensation)	Provides financial stability and security through a fixed salary for performing job responsibilities.
The base salary of each executive, including each NEO, generally is determined and approved by our compensation committee. Base salaries generally are reviewed and determined annually at the beginning of the fiscal year. Individual base salaries are determined based on a number of factors, including, but not limited to, the executive’s performance, contributions, experience (including time in the specific role), skills, level of responsibility, internal parity and an analysis of competitive market data prepared by our compensation committee’s independent compensation consultant.

Short-Term Performance-Based Incentive Compensation (cash variable compensation)	Motivates and rewards employees for achieving rigorous annual corporate performance goals that relate to our key annual and long-term business objectives.
Our annual cash bonus plan for our senior executives (the “Bonus Plan”) provides our NEOs with an opportunity to earn annual cash bonus payments contingent upon performance, which is based on the attainment of specified performance goals as established by our compensation committee.

For fiscal year 2026, the performance goals were based on achievement of total revenue (weighted at 50%) and non-GAAP operating income (weighted at 50%).

Target annual cash bonus opportunities are set as a percentage of base salary.

Equity-Based Incentive Awards (variable compensation in the form of RSUs and PSUs)
Motivates and rewards for long-term company performance; aligns executives’ interests with stockholder interests and changes in stockholder value. Attracts highly qualified executives and encourages their continued employment over the long-term.

Annual equity award opportunities generally are reviewed and determined at the beginning of each fiscal year or as appropriate during the year for new hires, promotions, or other special circumstances, such as to encourage retention. Individual awards are determined based on various factors, including current corporate and individual performance, outstanding equity holdings and their retention value, historical value of our stock, internal equity amongst executives and an analysis of competitive market data prepared by our compensation committee’s independent compensation consultant.

Base Salary
Generally, the base salaries of our executive officers, including our NEOs, are reviewed annually by our compensation committee and adjusted as appropriate. In setting base salaries, our compensation committee considers several factors, including, but not limited to, the factors set forth in the section above titled, “How We Determine Executive Compensation—Setting Executive Compensation.” In fiscal year 2026, our compensation committee took the following actions with respect to the base salaries of our NEOs:
•
in March 2025, our compensation committee reviewed the base salaries of our then-serving NEOs, Ms. Corso and Messrs. Read and Sarin, and determined to maintain their annual base salaries at their fiscal year 2025 levels to invest in our long-term financial health;

•	in April 2025, our compensation committee approved Mr. Macwan’s base salary in connection with his appointment as our Chief Information Officer;
•	in September 2025, our compensation committee approved Mr. Millard’s base salary in connection with his appointment as our Chief Revenue Officer; and
•
in October 2025, our compensation committee approved the base salaries of Messrs. Coletta and Suri in connection with their appointments as our Chief Financial Officer and Chief Product and Corporate Strategy Officer, respectively.

The fiscal year 2026 ending base salaries of our NEOs are reflected below.

NEO	Fiscal Year 2026 Base Salary	Percentage Increase from Fiscal Year 2025 Base Salary
Rory Read	$675,000	—
Anthony Coletta(1)	$460,000	N/A
Joy Corso	$475,000	—
Sanjay Macwan(2)	$385,000	N/A
Karthik Suri(3)	$500,000	N/A
Manish Sarin(4)	$480,480	—
Scott Millard(5)	$475,000	N/A

(1)
Mr. Coletta was appointed as our Chief Financial Officer effective October 7, 2025. Mr. Coletta’s base salary was established through arm’s length negotiation and the appropriate factors described in the section above titled, “How We Determine Executive Compensation—Setting Executive Compensation” in connection with his appointment.

(2)
Mr. Macwan was appointed as our Chief Information Officer effective April 9, 2025. Mr. Macwan’s base salary was established through arm’s length negotiation and the appropriate factors described in the section above titled, “How We Determine Executive Compensation—Setting Executive Compensation” in connection with his appointment.

(3)
Mr. Suri was appointed as our Chief Product and Corporate Strategy Officer effective October 27, 2025. Mr. Suri’s base salary was established through arm’s length negotiation and the appropriate factors described in the section above titled, “How We Determine Executive Compensation—Setting Executive Compensation” in connection with his appointment.

(4)	Mr. Sarin, our former Chief Financial Officer, terminated service as an employee on September 19, 2025.
(5)
Mr. Millard was appointed as our Chief Revenue Officer effective as of September 22, 2025. Mr. Millard’s base salary was established through arm’s length negotiation and the appropriate factors described in the section above titled, “How We Determine Executive Compensation—Setting Executive Compensation” in connection with his appointment. Mr. Millard voluntarily terminated service as an employee on November 11, 2025.

Annual Cash Bonus Awards
The 2026 Bonus Plan generally provides to our eligible senior executives, including our NEOs, an opportunity to earn annual cash bonus awards contingent upon the attainment of specific, pre-established, quantitative performance goals as determined by our compensation committee. Eligible executives are assigned a portion of the total bonus pool, with the total bonus pool determined by our compensation committee based on our achievement of preestablished corporate financial performance metrics. The funding of the bonus pool, as a percentage of the target bonus pool, is the “corporate funding factor.” Each bonus payout is then prorated for compensation changes, if any, and time in the Bonus Plan during the fiscal year. If the corporate performance goals are met, our compensation committee will determine if incentive payments are to be made and at what level by individual as soon as practicable thereafter.
Our compensation committee generally reviews our executive officers’ target annual cash bonus opportunities (calculated as a percentage of base salary) annually at the beginning of the fiscal year. In determining the target annual cash bonus opportunities for our executive officers, our compensation committee considers various factors, including the scope of each executive officer’s role and responsibilities, internal parity, a competitive market analysis prepared by Compensia and the recommendations of our chief executive officer (except with respect to his own target annual cash bonus opportunity).

Fiscal Year 2026 Target Annual Cash Bonus Opportunities
In March 2025, our compensation committee reviewed the target annual cash bonus opportunities of our then-serving NEOs, Ms. Corso and Messrs. Read and Sarin, and determined to leave them unchanged. The target annual cash bonus opportunities for our NEOs, expressed as a percentage of their annual base salary, were as follows:

NEO	FY26 Target Annual Cash Bonus Opportunity (% of base salary)	FY26 Target Annual Cash Bonus Opportunity ($)
Rory Read	100%	$675,000
Anthony Coletta(1)	90%	$132,707
Joy Corso	90%	$427,500
Sanjay Macwan(2)	55%	$172,881
Karthik Suri(3)	90%	$119,589
Manish Sarin(4)	90%	$273,676
Scott Millard(5)	100%	$66,370

(1)
Mr. Coletta’s target cash bonus opportunity was established through arm’s length negotiation and the appropriate factors described in the section above titled, “How We Determine Executive Compensation—Setting Executive Compensation.” The amount reported is his prorated target opportunity based on his employment start date of October 7, 2025.

(2)
Mr. Macwan’s target cash bonus opportunity was established through arm’s length negotiation and the appropriate factors described in the section above titled, “How We Determine Executive Compensation—Setting Executive Compensation.” The amount reported is his prorated target opportunity based on his employment start date of April 9, 2025.

(3)
Mr. Suri’s target cash bonus opportunity was established through arm’s length negotiation and the appropriate factors described in the section above titled, “How We Determine Executive Compensation—Setting Executive Compensation.” The amount reported is his prorated target opportunity based on his employment start date of October 27, 2025.

(4)
Mr. Sarin, our former Chief Financial Officer, terminated service as an employee on September 19, 2025. The amount reported is his prorated target opportunity based on his termination date. Mr. Sarin received 100% of his prorated target cash bonus opportunity per the terms of his separation agreement.

(5)
Mr. Millard, our former Chief Revenue Officer, commenced service as an employee on September 22, 2025. His target cash bonus opportunity was established through arm’s length negotiation and the appropriate factors described in the section above titled, “How We Determine Executive Compensation—Setting Executive Compensation.” Mr. Millard voluntarily terminated service as an employee on November 11, 2025 and was not eligible to receive an annual cash bonus payment. The amount reported is his prorated target opportunity based on his service during fiscal year 2026.

Fiscal Year 2026 Performance Goals and Achievement
As noted above, at the time of approving the 2026 Bonus Plan, our compensation committee selected net new annualized recurring revenue bookings and non-GAAP operating income as the corporate performance goals for fiscal year 2026. At that time, our compensation committee chose these metrics because it believed that those goals were appropriate indicators of our successful execution of our near-term strategic objectives. However, after extensive discussions with Mr. Read, who, at the time that the goals were established, was early in his role as our Chief Executive Officer, and other members of senior management, our compensation committee determined that, based on Mr. Read’s focus and execution objectives relative to our strategic plan, total revenue was a more meaningful metric for measuring our progress against our fiscal year 2026 annual operating plan than net new annualized recurring revenue bookings. Further, because we provide annual public guidance regarding revenue performance, our compensation committee believed that using revenue would better enable investors to assess our performance relative to expectations. Accordingly, our compensation committee determined to replace net new annualized recurring revenue bookings with total revenue and to continue to use non-GAAP operating income as the other financial performance metric under the 2026 Bonus Plan, with each metric equally weighted. Our compensation committee did not view this change as a reduction in goal rigor. Rather, as approved, the revenue goals adopted required performance meaningfully above our annual guidance to achieve a target payout and required meaningful improvement over our fiscal year 2025 actual revenue performance.
Total revenue is an indicator of the overall health of our business and our future outlook, while non-GAAP operating income is an indicator of bottom-line rigor and our path to profitability. Non-GAAP operating income (which is defined below) should not be construed as an alternative to earnings from operations, net earnings or operating cash flow.
Each of the annual corporate performance goals, their relative weightings and payout methodology are summarized in the chart below. Per the terms of the 2026 Bonus Plan, each executive’s bonus amount is determined based on multiplying base salary, prorated for compensation changes, if any, and time eligible to participate in the Bonus Plan, times the corporate funding factor ranging from 50% to 200%.

Corporate Performance Goal	Payout Formula(3)	Weight	Calculated Payout Funding	Weighted Payout Percentage
Total Revenue(1)	Less than threshold achievement (97.3% of target): no payout Target achievement (100% of target): 100% payout funding Maximum achievement: (104.5% of target): 200% payout funding	50%	139.2%	69.6%

Non-GAAP Operating Income(2)	Less than threshold achievement (85.2% of target): no payout Target achievement (100% of target): 100% payout funding Maximum achievement: (122.2% of target): 200% payout funding	50%	154.2%	77.1%
Total				146.7%
(1)
“Total revenue” means, with respect to the applicable bonus year, the total revenue generated from the sale of subscriptions to our Unified-CXM cloud-based software platform and related professional services, as determined in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”) and reflected in the Company’s consolidated financial statements.

(2)
“Non-GAAP operating income” means operating income determined in accordance with U.S. GAAP, excluding, as applicable, stock-based compensation expense and related charges, amortization of stock-based compensation expense associated with capitalized internal-use software, and amortization of acquired intangible assets, as well as other one-time charges, such as restructuring charges, costs associated with acquisitions, non-recurring litigation costs and facility exit costs. Non-GAAP operating income is a non-GAAP financial measure. For additional details and a reconciliation of non-GAAP operating income to its most comparable GAAP measure, please see “Non-GAAP Financial Measures” in the Company’s Annual Report on Form 10-K filed with the SEC on March 19, 2026. For purposes of determining incentive compensation payouts, non-GAAP operating income was further adjusted to reflect additional items approved by our compensation committee. These adjustments were made solely for compensation purposes and differed from the calculation used for external reporting.

(3)
With respect to each of total revenue and non-GAAP operating income, payout funding for achievement between threshold, target and maximum achievement levels was not linear; rather, ranges were set with smaller downside steps for downside protection and larger upside steps to reward over performance.

Our compensation committee assessed the corporate performance goal achievement following the end of fiscal year 2026. In light of certain one-time revenue and operating income benefits and other company and individual performance considerations, our compensation committee determined that it was reasonable and appropriate to decrease the amount otherwise payable to our eligible NEOs under the 2026 Bonus Plan based on our actual performance relative to the preestablished corporate performance goals and payout methodology described above. As a result, each NEO received the following incentive payments for fiscal year 2026:

NEO	Amount Paid As Bonus for FY26 ($)
Rory Read	985,500
Anthony Coletta(1)	193,752
Joy Corso	624,150
Sanjay Macwan(2)	233,389
Karthik Suri(3)	161,445
Manish Sarin(4)	273,676
Scott Millard(5)	—

(1)	Mr. Coletta’s annual cash bonus payment was prorated based on his employment start date of October 7, 2025.
(2)	Mr. Macwan’s annual cash bonus payment was prorated based on his employment start date of April 9, 2025.
(3)	Mr. Suri’s annual cash bonus payment was prorated based on his employment start date of October 27, 2025.
(4)
Mr. Sarin, our former Chief Financial Officer, terminated service as an employee on September 19, 2025. Mr. Sarin’s annual cash bonus payment was prorated based upon his service during fiscal year 2026 and paid at 100% of his prorated target cash bonus opportunity per the terms of his separation agreement.

(5)	Mr. Millard voluntarily terminated service as an employee on November 11, 2025 and did not receive an annual cash bonus payment.

Long-Term Incentive Compensation
Prior to our initial public offering (our “IPO”), all of the stock options we granted were made pursuant to our 2011 Equity Incentive Plan (the “2011 Plan”). Following our IPO, our compensation committee offers long-term incentive compensation opportunities in the form of equity awards granted under the terms of our 2021 Equity Incentive Plan (the “2021 Plan”). Pursuant to the 2021 Plan, our compensation committee may grant equity awards to our non-employee directors, employees (including executive officers) and consultants, and our affiliates, to enable us to obtain and retain the services of these individuals, which we believe is essential to our long-term success.
We generally align the timing of our annual equity awards to our executive officers, including the NEOs, with their annual performance evaluations. In fiscal year 2026, our compensation committee approved the grant of annual equity awards to our then-serving NEOs other than Mr. Read in the form of RSUs and PSUs to motivate and reward executives for long-term company performance and align their interests with stockholder interests and changes in stockholder value. The fiscal year 2026 annual equity awards were delivered 75% in RSUs and 25% in PSUs. The greater emphasis on RSUs was intended to motivate and reward executives for long-term company performance while providing program durability across varying market conditions, reducing over-reliance on a limited set of performance metrics and aligning executive incentives with stockholder interests and long-term value creation.
The RSUs, which were approved in March of 2025 and had a grant date aligned with our regular monthly approval cadence, vest over a four-year period, with one-fourth of the RSUs vesting on March 15, 2026, and one-twelfth of the remaining RSUs vesting on each subsequent June 15, September 15, December 15 and March 15 (each such date, a “Quarterly Vesting Date”) thereafter, subject to the executive officer’s continuous service on each such vesting date. The PSUs also were approved in March of 2025 and had a grant date aligned with our monthly grant cycle. 75% of the PSUs will be earned and vest contingent on our relative total stockholder return (“relative TSR”) over a three-year performance period compared to a board of directors-approved comparator group, and the remaining 25% of the PSUs will be earned and vest contingent on the attainment of specific preestablished revenue-growth and operating income-related targets measured at the end of a three-year performance period, in each case, subject to the executive officer’s continued service with us through such vesting and settlement date. For each type of PSU, the executive officer will be eligible to vest in a number of PSUs ranging from 0% to 200% of the target number of PSUs granted and allocated to that award type, based on attainment of the applicable performance targets during the three-year performance period.
Equity awards also may be granted by our compensation committee to our executive officers, including the NEOs, at the time of hire or from time to time to incentivize and reward certain performance and/or to satisfy our retention objectives. The equity award value, vesting requirements and type of award for these ad hoc grants may vary depending on the purpose of the award. All annual equity awards granted to our executive officers, including the NEOs, new hire and promotion awards generally are granted in alignment with our regular monthly approval cadence.
The following table sets forth the PSUs and RSUs granted to our NEOs in fiscal year 2026:

NEO	PSUs Granted (# of shares)(1)		RSUs Granted (# of shares)
	Target	Maximum
Rory Read	—	—	—
Anthony Coletta(2)	163,397	326,794	490,195
Joy Corso	252,381	504,762	817,748
Sanjay Macwan(3)	160,000	320,000	300,000
Karthik Suri(4)	196,077	392,154	718,952
Manish Sarin(5)	100,000	200,000	300,000
Scott Millard(6)	222,156	444,312	725,709

(1)	The amounts in this column reflect the target and maximum shares to be issued upon the vesting of the PSUs.
(2)	Consists of a new hire award of 163,397 PSUs and 490,195 RSUs (grant date November 15, 2025).
(3)
Consists of (i) a new hire award of 160,000 PSUs (“Macwan New Hire PSUs”) and 240,000 RSUs (grant date May 15, 2025) and (ii) a special award of 60,000 RSUs (grant date July 15, 2025). 60,000 of the Macwan New Hire PSUs were canceled on July 15, 2025. The July 2025 actions served to align Mr. Macwan’s time-based and performance-based award mix with that of our other executive officers (25% PSUs/75%RSUs).

(4)	Consists of a new hire award of 196,077 PSUs and 718,952 RSUs (grant date November 15, 2025).
(5)	Mr. Sarin terminated service as an employee on September 19, 2025, and all of his outstanding and unvested awards were forfeited in connection therewith.
(6)
Consists of a new hire award of 222,156 PSUs and 725,709 RSUs (grant date September 25, 2025). Mr. Millard voluntarily terminated service as an employee on November 11, 2025, and all of his outstanding and unvested awards were forfeited in connection therewith.

For additional information on the outstanding equity awards granted to the NEOs, see the “Fiscal Year 2026 Grants of Plan-Based Awards” table and the “Outstanding Equity Awards as of January 31, 2026” table under “Executive Compensation Tables.”
Other Features of Our Compensation Program
Employment Offer Letters
We have entered into an employment agreement with Mr. Read and employment offer letters with each of our other NEOs. Each of these agreements established the NEO’s initial base salary, initial target annual cash bonus opportunity, and initial equity award recommendation. Each of Ms. Corso and Messrs. Macwan, Millard, Read and Suri’s agreements also included a one-time signing bonus, which is subject to prorated recovery if the NEO is terminated for cause within one year of the NEO’s start date (or, for Mr. Read, prorated recovery if Mr. Read is terminated for cause within two years of his start date); Mr. Read also is entitled to certain severance payments and benefits under his agreement upon a qualifying termination of employment, subject to specific requirements, including signing and not revoking a separation agreement and a general release of claims in favor of Sprinklr; and each of Ms. Corso and Messrs. Coletta, Millard and Suri also is entitled to six months’ accelerated vesting of equity awards upon a qualifying termination of employment prior to the second anniversary of such executive’s start date. The base salaries, target annual cash bonus opportunities and equity awards of our executive officers, including our NEOs, are reviewed annually by our compensation committee; the amounts effective for fiscal year 2026 are described above in this Compensation Discussion and Analysis.
Severance and Change in Control Benefits
Executive Severance and Change in Control Plan
In May 2019, our board of directors approved change of control and severance benefits for our then executive officers, including our NEOs (other than Mr. Read), and other key employees, pursuant to our Executive Severance and Change in Control Plan (as amended from time to time, the “Severance Plan”). Regardless of the manner in which a participant’s service terminates, each participant is entitled to receive amounts earned during such participant’s term of service, including unpaid salary, health and welfare benefits and other compensation entitlements.
The Severance Plan provides that if we terminate a participant’s employment outside of the period beginning three (3) months prior to and ending twelve (12) months after a “change in control” (as defined in the Severance Plan) (such period, the “change in control period”) other than for “cause” (as defined in the Severance Plan), death or disability, the NEO will receive the following:
•	nine (9) months’ base salary payable in accordance with our normal payroll frequency;
•	a lump sum pro rata payment of the executive officer’s target annual cash bonus opportunity for the year of termination; and
•	subsidized COBRA continuation coverage for up to nine (9) months.
The Severance Plan also provides that if a participant’s employment is terminated during the change in control period either by us other than for cause, death or disability or by the participant due to a “constructive termination” (as defined within the NEO’s participation agreement), the NEO will receive the following:
•	a lump sum payment equal to 12 months’ base salary;
•	a lump sum equal to 100% of the participant’s target annual cash bonus opportunity for the year of termination;
•	100% acceleration of outstanding unvested time-based equity awards; and
•	subsidized COBRA continuation coverage for up to 12 months.
The treatment of any performance-based equity awards will be subject to the terms and conditions of the award agreements for such vested performance awards.
The Severance Plan provides that if any payments or benefits received by an NEO under the Severance Plan or otherwise would constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and be subject to excise taxes imposed by Section 4999 of the Code, such amount will either be delivered in full or reduced so as not to be subject to excise taxation, whichever amount is higher. The Severance Plan does not require us to provide any tax reimbursement payments or “gross ups.”
To receive the payments and benefits described above, the NEO must sign and not revoke our standard separation agreement and a general release of claims in favor of Sprinklr within the timeframe that is set forth in the Severance Plan.
Additional Severance – Ms. Corso and Messrs. Coletta, Millard and Suri
In addition to the benefits set forth in the Severance Plan, if any of Ms. Corso or Messrs. Coletta, Millard or Suri experiences a qualifying termination prior to the second anniversary of such executive’s start date, and subject to such executive’s compliance with the requirements set forth in the Severance Plan, the executive shall receive (i) accelerated vesting of six months of such executive’s outstanding and unvested RSUs and (ii) accelerated vesting of one-sixth of the target number of shares subject to such executive’s PSUs at 100% target.
Severance and Change in Control – Mr. Read
Mr. Read is entitled to certain severance payments and benefits under his employment agreement upon a qualifying termination of employment, subject to specific requirements, including signing and not revoking a separation agreement and a general release of claims in favor of Sprinklr. In the event that Mr. Read’s employment with us is terminated, during the period beginning three (3) months prior to and ending twelve (12) months after a “change in control” (as defined in his employment agreement) (such period, a “change in control period”), (i) by us without “cause” (as defined in his employment agreement) or (ii) due to Mr. Read’s resignation for “good reason” (as defined in his employment agreement) (either of the terminations in (i) and (ii), a “Qualifying Termination”), Mr. Read will be entitled to receive (a) a lump sum payment equal to the sum of 18 months of his then-current base salary and 150% of his target annual cash bonus opportunity for the year of termination or resignation, payable in 12 equal monthly installments, (b) payment of COBRA premiums for up to 18 months following the date of his termination or resignation, (c) full acceleration of vesting of his outstanding and unvested RSU awards granted in connection with his appointment as President and Chief Executive Officer (the “RSU Awards”), (d) full acceleration of vesting of his PSU awards granted in connection with his appointment as President and Chief Executive Officer (the “PSU Awards”) at the greater of 100% target or actual performance and (e) full acceleration of any future equity awards on the same terms as the RSU Awards and PSU Awards, as applicable.
In the event that Mr. Read dies or becomes “disabled” (as defined in his employment agreement), or, outside of a change in control period, he experiences a Qualifying Termination, he (or his estate, if applicable) will be entitled to receive (a) a lump sum payment equal to the sum of 12 months of his then-current base salary payable in 12 equal monthly installments, (b) a lump sum pro rata payment equal to 100% of his target annual cash bonus opportunity for the year of termination or resignation, payable when executive bonuses are otherwise paid, (c) payment of COBRA premiums for up to 12 months following the date of his termination or resignation, (d) accelerated vesting of an additional 12-months of his outstanding and unvested RSU Awards, (e) acceleration of vesting of one-third of the target number of shares subject to his PSU Awards at 100% target and (f) acceleration of any future equity awards on the same terms as the RSU Awards and PSU Awards, as applicable.
The foregoing severance payments and benefits for Mr. Read are provided in lieu of benefits set forth under the Severance Plan or any similar plan that may be adopted by us.
For a more detailed description of the Severance Plan and each of our NEO’s payment and benefits upon a termination of employment or change in control, see the “Potential Payments upon Termination or Change in Control” table under “Executive Compensation Tables.”
Transition Agreement with Mr. Sarin
On September 3, 2025, we announced that Mr. Sarin would leave the Company on September 19, 2025 (such period “Transition Period”). During the Transition Period, Mr. Sarin continued to be paid his current base salary and was eligible to participate in our benefit plans pursuant to the terms of those plans. At the end of the Transition Period, the circumstances of Mr. Sarin’s departure entitled him to severance benefits consistent with the Severance Plan. As set forth in that certain Transition, Separation and Release of Claims Agreement between the Company and Mr. Sarin, dated September 23, 2025, Mr. Sarin continues to be subject to customary continuing obligations post-employment, such as his obligations of confidentiality and to abide by applicable restrictive covenants.

401(k) Plan
Our NEOs are eligible to participate in a defined contribution retirement plan that provides eligible U.S. employees with an opportunity to save for retirement on a tax advantaged basis. Eligible employees may defer eligible compensation on a pre-tax or after-tax (“Roth”) basis, up to the statutorily prescribed annual limits on contributions under the Code. We may make discretionary matching contributions for the plan year ending December 31st, based on employee deferrals for the plan year. For the 2023, 2024 and 2025 plan years, we made matching contributions equal to 30% of a participant’s eligible compensation up to the first 4% of such person’s elected deferral. Contributions are allocated to each participant’s individual account and are then invested in selected investment alternatives according to the participant’s directions. The 401(k) plan is intended to be qualified under Section 401(a) of the Code with the 401(k) plan’s related trust intended to be tax exempt under Section 501(a) of the Code. As a tax-qualified retirement plan, contributions to the 401(k) plan (except for after-tax, Roth contributions) and earnings on those contributions are not taxable to the employees until distributed from the 401(k) plan.
Health and Welfare Plans
Our NEOs are eligible to participate in all of our health and welfare benefit plans, such as the 401(k) plan (see the section above titled “401(k) Plan”), medical, dental, vision, disability and life insurance, in each case generally on the same basis as other employees. We do not currently have qualified or nonqualified defined benefit plans or non-qualified deferred compensation plans, nor do we offer pension or other retirement benefits, other than our 401(k) plan. Our compensation committee may elect to adopt such plans in the future if it determines that doing so is in our best interests.
Perquisites
We provide certain perquisites and other personal benefits to our executive officers, including our NEOs, principally to allow them to devote more time to our business and to promote their health and safety. Our NEOs may participate in an annual executive physical program that provides each of them with a comprehensive health and wellness examination that goes beyond the standard physical examinations covered by most insurance programs with the goal of reducing the risk for a significant business disruption by striving to prevent and/or timely treat executive illness. In addition, we may from time to time provide reasonable relocation or signing bonuses to our executive officers as our compensation committee determines appropriate to assist such individuals to commence employment with us.
Tax and Accounting Considerations
As a general matter, our compensation committee reviews and considers the various tax and accounting implications of compensation programs we utilize.
Code Section 162(m)
Under Section 162(m) of the Code (“Section 162(m)”), compensation paid to each of our “covered employees” that exceeds $1 million per taxable year is generally non-deductible unless the compensation qualifies for certain grandfathered exceptions (including the “performance-based compensation” exception) for certain compensation paid pursuant to a written binding contract in effect on November 2, 2017 and not materially modified on or after such date.
Although our compensation committee will continue to consider tax implications as one factor in determining executive compensation, our compensation committee also looks at other factors in making its decisions and retains the flexibility to provide compensation for our NEOs in a manner consistent with the goals of our executive compensation program and the best interests of Sprinklr and our stockholders, which may include providing for compensation that is not deductible by Sprinklr due to the deduction limit under Section 162(m). Our compensation committee also retains the flexibility to modify compensation that was initially intended to be exempt from the deduction limit under Section 162(m) if it determines that such modifications are consistent with Sprinklr’s business needs.
Code Section 409A
Section 409A of the Code (“Section 409A”) requires that “nonqualified deferred compensation” be deferred and paid under plans or arrangements that satisfy the requirements of the statute with respect to the timing of deferral elections, timing of payments and certain other matters. Failure to satisfy these requirements can expose employees and other service providers to accelerated income tax liabilities, penalty taxes and interest on their vested compensation under such plans. Accordingly, as a general matter, it is our intention to design and administer our compensation and benefits plans and arrangements for all of our employees and other service providers, including our NEOs, so that they are either exempt from, or satisfy the requirements of, Section 409A.
Code Section 280G
Section 280G of the Code (“Section 280G”) disallows a tax deduction with respect to excess parachute payments to certain executives of companies that undergo a change of control. In addition, Section 4999 of the Code imposes a 20% excise tax on the individual with respect to the excess parachute payments. Parachute payments are compensation linked to or triggered by a change of control and may include, but are not limited to, bonus payments, severance payments, certain fringe benefits, and payments and acceleration of vesting from long-term incentive plans including stock options, restricted stock and other equity-based compensation. Excess parachute payments are parachute payments that exceed a threshold determined under Section 280G based on the executive’s prior compensation. In approving the compensation arrangements for our NEOs, our compensation committee considers all elements of the cost to Sprinklr of providing such compensation, including the potential impact of Section 280G. Our compensation committee may, however, in its judgment, authorize compensation arrangements that could give rise to loss of deductibility under Section 280G and the imposition of excise taxes under Section 4999 when it believes that such arrangements are appropriate to attract and retain executive talent.
Accounting for Stock-Based Compensation
We follow the Financial Accounting Standards Board’s Accounting Standards Codification Topic 718, Compensation—Stock Compensation (“ASC Topic 718”), for our stock-based compensation awards. ASC Topic 718 requires companies to calculate the grant date “fair value” of their stock-based awards using a variety of assumptions. ASC Topic 718 also requires companies to recognize the compensation cost of their stock-based awards in their statements of operations over the period that an employee is required to render service in exchange for the award. Grants of stock options and RSUs under our equity incentive award plans are accounted for under ASC Topic 718. Our compensation committee considers the accounting implications of significant compensation decisions, especially in connection with decisions that relate to our equity award programs. As accounting standards change, we may revise certain programs to appropriately align accounting expenses of our equity awards with our overall executive compensation philosophy and objectives.
Other Compensation Policies and Practices
Clawback Policy (Recovery of Incentive Payments)
We maintain an Incentive Compensation Recoupment Policy, effective as of October 2, 2023, that is compliant with Exchange Act Rule 10D-1 and the applicable NYSE listing standards. Our policy applies to incentive-based compensation received by covered executive officers granted, earned or vested based wholly or in part upon the attainment of a financial reporting measure, including our stock price or total stockholder return. Our policy applies to compensation earned during the three completed fiscal years immediately preceding the date it is determined that an accounting restatement is required (excluding fiscal years completed prior to the effective date of the policy) and grants our compensation committee broad flexibility in recouping recoverable incentive compensation. The full text of our policy is included as Exhibit 97 to our Annual Report on Form 10-K for the fiscal year ended January 31, 2024.
Policies and Practices Related to the Grant of Certain Equity Awards Close in Time to the Release of Material Nonpublic Information
We do not have a policy or practice regarding the timing of granting stock options, stock appreciation rights or similar instruments with option-like features, and, therefore, we have no policies or practices to disclose pursuant to Item 402(x)(1) of Regulation S-K. Although we have granted stock options in the past, including one grant to a former NEO in the prior three fiscal years, the timing of the award to the former NEO was not coordinated with the release of material nonpublic information, and we do not anticipate making regular stock option grants to our NEOs.
Executive Stock Ownership Guidelines
We maintain Stock Ownership Guidelines (the “Guidelines”) to align the interests of our officers (within the meaning of Rule 16a-1(f) under the Exchange Act) and directors with the interests of our stockholders and to further promote our commitment to sound corporate governance. The Guidelines provide that covered individuals are expected to own a specific value of our common stock, expressed as a percentage of base salary or annual cash retainer, as applicable. The stock ownership requirement generally must be met by a covered individual by the later of (i) January 31, 2029 and (ii) the date that is five (5) years after the date on which such individual became subject to the Guidelines (the “Compliance Period”). Unexercised stock options (whether vested or unvested) and unearned performance awards are not included in the calculation of a covered individual’s stock ownership. The chart below shows the guidelines by position:

Position	Ownership Guideline Multiple of Base Pay
Chief Executive Officer	5.0x
All other Officers	1.0x
Non-Employee Directors	3.0x

As of January 31, 2026, all of our currently serving executive officers and directors met the applicable stock ownership requirements or were within the Compliance Period for doing so.
Hedging and Pledging of Securities
We believe that it is improper and inappropriate for any person associated with Sprinklr to engage in short-term or speculative transactions involving our securities. Our non-employee directors, executive officers and all other employees are, therefore, prohibited from engaging in short sales and buying or selling puts, calls, options or other derivative securities related to Sprinklr common stock.
Our Insider Trading Policy also prohibits our non-employee directors, executive officers and all other employees from purchasing any financial instruments (including prepaid variable forward contracts, equity swaps, collars and exchange funds) or otherwise engaging in transactions that are designed to or have the effect of hedging or offsetting any decrease in the market value of our securities, whether they are granted to such individual by Sprinklr as part of such person’s compensation or otherwise held, directly or indirectly, by such individual.
In addition, our Insider Trading Policy prohibits purchasing our common stock on margin or holding it in a margin account and pledging our securities as collateral for a loan.
Risk Assessment Concerning Compensation Practices and Policies
Our compensation committee has reviewed our compensation policies and practices to assess whether they encourage our employees to take inappropriate risks. After reviewing and assessing our compensation philosophy, policies and practices, including the mix of fixed and variable, short- and long-term incentives and overall pay, incentive plan structures, and the checks and balances built into, and oversight of, each plan and practice, our compensation committee has determined that any risks arising from our compensation policies and practices for our employees are not reasonably likely to have a material adverse effect on Sprinklr as a whole. Further, our compensation committee believes that the mix and design of the elements of executive compensation do not encourage management to assume excessive risks; the mix of short-term compensation (in the form of base salary and an annual cash bonus opportunity, if any, which is based on a variety of performance factors), and long-term incentive compensation prevents undue focus on short-term results and helps align the interests of our executive officers with the interests of our stockholders.

Report of the Compensation Committee of the Board of Directors
The compensation committee has reviewed and discussed the section of this proxy statement titled “Compensation Discussion and Analysis” with management. Based on such review and discussion, the compensation committee has recommended to the board of directors that the section titled “Compensation Discussion and Analysis” be included in this proxy statement and incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended January 31, 2026.
Sprinklr, Inc.
Compensation Committee

Kevin Haverty
Eileen Schloss
Stephen M. Ward, Jr.
Tarim Wasim
The material in this report is not “soliciting material,” is furnished to, but not deemed “filed” with, the SEC and is not deemed to be incorporated by reference in any filing of Sprinklr under the Securities Act or the Exchange Act, other than Sprinklr’s Annual Report on Form 10-K, where it shall be deemed to be “furnished,” whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Executive Compensation Tables
Summary Compensation Table
The following table sets forth information for each of the last three fiscal years ended January 31, 2026, 2025 and 2024 regarding compensation awarded to or paid to, or earned by, our NEOs.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(12)(13)	Non-Equity Incentive Compensation ($)(21)	All Other Compensation ($)(22)	Total ($)
Rory Read(1) President and Chief Executive Officer	2026	675,000	—	—	985,500	4,200	1,664,700
	2025	163,990	3,162,295(8)	38,597,906(14)	—	46,293	41,970,485
Anthony Coletta(2) Chief Financial Officer	2026	146,551	—	5,135,597(15)	193,752	863	5,476,763
Joy Corso(3) Chief Administrative Officer	2026	475,000	—	10,602,293(16)	624,150	4,200	11,705,643
Sanjay Macwan(4) Chief Information Officer	2026	312,196	50,000(9)	4,455,200(17)	233,389	3,361	5,054,146
Karthik Suri(5) Chief Product and Corporate Strategy Officer	2026	134,615	500,000(10)	7,114,349(18)	161,445	1,115	7,911,525
Manish Sarin(6) Former Chief Financial Officer	2026	307,692	—	4,083,500(19)	—	453,856	4,845,048
	2025	480,480	216,216	3,299,997	—	4,140	4,000,833
	2024	477,400	—	4,122,357	167,600	3,960	4,771,317
Scott Millard(7) Former Chief Revenue Officer	2026	65,160	71,154(11)	7,982,653(20)	—	—	8,118,967

(1)	Mr. Read was not an NEO for fiscal year 2024.
(2)	Mr. Coletta was appointed as our Chief Financial Officer effective October 7, 2025 and was not an NEO for fiscal years 2025 or 2024.
(3)	Ms. Corso was not an NEO for fiscal years 2025 or 2024.
(4)	Mr. Macwan was appointed as our Chief Information Officer effective April 9, 2025 and was not an NEO for fiscal years 2025 or 2024.
(5)	Mr. Suri was appointed as our Chief Product and Corporate Strategy Officer effective October 27, 2025 and was not an NEO for fiscal years 2025 or 2024.
(6)	Mr. Sarin, our former Chief Financial Officer, terminated service as an employee on September 19, 2025.
(7)
Mr. Millard was appointed as our Chief Revenue Officer effective as of September 22, 2025 and terminated service as an employee on November 11, 2025. Mr. Millard was not an NEO for fiscal years 2025 or 2024.

(8)	Amount reported includes a one-time $3,000,000 signing bonus, which is subject to a prorated recovery if Mr. Read resigns or is terminated for cause within two years of his start date of employment.
(9)	Amount reported includes a one-time signing bonus, which is subject to a prorated recovery if Mr. Macwan resigns or is terminated for cause within one year of his start date of employment.
(10)	Amount reported represents a one-time signing bonus, which is subject to a prorated recovery if Mr. Suri resigns or is terminated for cause within one year of his start date of employment.
(11)
Amount reported represents a one-time signing bonus of $500,000, as adjusted for the recovery of $428,846 in connection with Mr. Millard’s termination of service on November 11, 2025. The signing bonus was subject to a prorated recovery if Mr. Millard resigned or was terminated for cause within one year of September 22, 2025, the start date of Mr. Millard’s employment.

(12)
Amounts reported represent the aggregate grant date fair value of the stock awards and stock option awards granted to our NEOs during the fiscal years presented, calculated in accordance with ASC Topic 718, excluding the effect of estimated forfeitures. The assumptions used in calculating the grant date fair value of the stock awards and stock options reported in these columns are set forth in Note 11 to our audited consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended January 31, 2026. These amounts do not reflect the actual economic value that may be realized by the NEO.

(13)
Refer to the section titled “—Compensation Discussion and Analysis—Equity-Based Incentive Awards” for a description of the material terms of the program pursuant to which this compensation was awarded.

(14)
Amount reported includes both PSU and RSU awards. The PSU awards granted in fiscal year 2025 will be earned and vest, if at all, upon the achievement of certain performance and market conditions. In valuing the PSUs, we assumed the probable achievement of the target levels for the performance goals. The value of the PSUs, assuming that the highest tier of achievement of the Company’s performance goals under the terms of the PSUs is achieved or exceeded, is $35,097,750.

(15)
Amount reported includes both PSU and RSU awards granted in connection with Mr. Coletta’s hiring during fiscal year 2026. The PSU awards granted in fiscal year 2026 will be earned and vest, if at all, upon the achievement of certain performance and market conditions. In valuing the PSUs, we assumed the probable achievement of the target levels for the performance goals. The value of the PSUs, assuming that the highest tier of achievement of the Company’s performance goals under the terms of the PSUs is achieved or exceeded, is $2,379,060.

(16)
Amount reported includes both PSU and RSU awards. Due to the timing of Ms. Corso’s hiring on January 13, 2025, shortly before our 2025 fiscal year end relative to our standard new hire award cadence, the amounts reported reflect Ms. Corso’s new hire award granted in February 2025 and an annual equity award granted in March 2025. See the “Grants of Plan-Based Awards” table for details regarding each award. The PSU awards granted in fiscal year 2026 will be earned and vest, if at all, upon the achievement of certain performance and market conditions. In valuing the PSUs, we assumed the probable achievement of the target levels for the performance goals. The value of the PSUs, assuming that the highest tier of achievement of the Company’s performance goals under the terms of the PSUs is achieved or exceeded, is $4,560,191.

(17)
Amount reported includes both PSU and RSU awards granted in connection with Mr. Macwan’s hiring during fiscal year 2026 and includes the full grant date fair value of the PSUs initially awarded. The PSU awards granted in fiscal year 2026 will be earned and vest, if at all, upon the achievement of certain performance and market conditions. In valuing the PSUs, we assumed the probable achievement of the target levels for the performance goals. The value of the PSUs, assuming that the highest tier of achievement of the Company’s performance goals under the terms of the PSUs is achieved or exceeded, is $2,713,600. As disclosed above in the section titled, “Elements of Our Fiscal Year 2026 Executive Compensation Program—Long Term Incentive Compensation,” 60,000 of the PSUs initially awarded to Mr. Macwan were subsequently canceled and replaced with RSUs. The value of Mr. Macwan’s remaining PSUs, assuming that the highest tier of achievement of the Company’s performance goals under the terms of the PSUs is achieved or exceeded, is $1,696,000.

(18)
Amount reported includes both PSU and RSU awards granted in connection with Mr. Suri’s hiring during fiscal year 2026. The PSU awards granted in fiscal year 2026 will be earned and vest, if at all, upon the achievement of certain performance and market conditions. In valuing the PSUs, we assumed the probable achievement of the target levels for the performance goals. The value of the PSUs, assuming that the highest tier of achievement of the Company’s performance goals under the terms of the PSUs is achieved or exceeded, is $2,854,881.

(19)
Amount reported includes both PSU and RSU awards. The PSU awards granted in fiscal year 2026 were to be earned and vest, if at all, upon the achievement of certain performance and market conditions. In valuing the PSUs, we assumed the probable achievement of the target levels for the performance goals. The value of the PSUs, assuming that the highest tier of achievement of the Company’s performance goals under the terms of the PSUs is achieved or exceeded, was $1,828,000. Mr. Sarin terminated service as an employee on September 19, 2025 and all of his outstanding and unvested awards were forfeited as of such date.

(20)
Amount reported includes both PSU and RSU awards. The PSU awards granted in fiscal year 2026 were to be earned and vest, if at all, upon the achievement of certain performance and market conditions. In valuing the PSUs, we assumed the probable achievement of the target levels for the performance goals. The value of the PSUs, assuming that the highest tier of achievement of the Company’s performance goals under the terms of the PSUs had been achieved or exceeded, was $3,470,077. Mr. Millard terminated service as an employee on November 11, 2025 and all of his outstanding and unvested awards were forfeited as of such date.

(21)
Amounts reported represent annual performance-based cash bonus payments earned based on the achievement of Company goals and other factors deemed relevant by our board of directors and compensation committee. For additional information, refer to the section titled “—Compensation Discussion and Analysis—Incentive Plan Compensation.”

(22)	Amounts reported for the fiscal year ended January 31, 2026 include the following:

Named Executive Officer	401(k) Matching Contributions ($)	Severance Payments ($)	Total Other Compensation ($)
Rory Read	4,200	—	4,200
Anthony Coletta	863	—	863
Joy Corso	4,200	—	4,200
Sanjay Macwan	3,361	—	3,361
Karthik Suri	1,115	—	1,115
Manish Sarin	—	453,856(a)	453,856
Scott Millard	—	—	—

(a)
Includes $180,180 paid during the fiscal year ended January 31, 2026 for base salary severance that Mr. Sarin received per the terms of his separation agreement, payable in substantially equal amounts over nine months in accordance with our regular payroll schedule, for a total of four and a half months in the fiscal year ended January 31, 2026, with the remaining $180,180 to be paid in the fiscal year ending January 31, 2027, and $273,676 for his fiscal year 2026 target annual cash bonus opportunity severance.

Grants of Plan-Based Awards
The following table presents information regarding each plan-based award granted to our NEOs during the fiscal year ended January 31, 2026. All equity awards were granted pursuant to our 2021 Plan.

Name	Grant Type	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units(2) (#)	Grant Date Fair Value of Stock and Option Awards ($)(3)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Rory Read	Annual Cash		168,750	675,000	1,350,000	—	—	—	—	—
Anthony Coletta	Annual Cash		33,177	132,707	265,414	—	—	—	—	—
	RSU	11/15/2025	—	—	—	—	—	—	490,195	3,568,620
	PSU	11/15/2025	—	—	—	81,698	163,397	326,794	—	1,566,977
Joy Corso	Annual Cash		106,875	427,500	855,000	—	—	—	—	—
	RSU	2/15/2025	—	—	—	—	—	—	500,000	4,490,000
	RSU	2/15/2025	—	—	—	—	—	—	60,606	544,242
	RSU	3/15/2025	—	—	—	—	—	—	257,142	2,350,278
	PSU	2/15/2025	—	—	—	83,334	166,668	333,336	—	2,067,933
	PSU	3/15/2025	—	—	—	42,856	85,713	171,426	—	1,149,840
Sanjay Macwan	Annual Cash		43,220	172,881	345,762	—	—	—	—	—
	RSU	5/15/2025	—	—	—	—	—	—	240,000	2,035,200
	RSU	7/15/2025	—	—	—	—	—	—	60,000	517,200
	PSU	5/15/2025	—	—	—	80,000	160,000	320,000	—	1,902,800
Karthik Suri	Annual Cash		29,897	119,589	239,178	—	—	—	—	—
	RSU	11/15/2025	—	—	—	—	—	—	588,234	4,282,344
	RSU	11/15/2025	—	—	—	—	—	—	130,718	951,627
	PSU	11/15/2025	—	—	—	98,038	196,077	392,154		1,880,378
Manish Sarin(4)	Annual Cash		68,419	273,676	547,352	—	—	—	—	—
	RSU	03/15/2025	—	—	—	—	—	—	300,000	2,742,000
	PSU	03/15/2025	—	—	—	50,000	100,000	200,000	—	1,341,500
Scott Millard(5)	Annual Cash		16,593	66,370	132,740	—	—	—	—	—
	RSU	9/25/2025	—	—	—	—	—	—	666,468	5,205,115
	RSU	9/25/2025	—	—	—	—	—	—	59,241	462,672
	PSU	9/25/2025	—	—	—	111,078	222,156	444,312	—	2,314,866

(1)
Amounts reported represent the cash bonus amount payable to each NEO under our 2026 Bonus Plan based on attainment of the applicable performance goals for the fiscal year ended January 31, 2026. The amounts shown in the “Threshold” column represent a bonus payout if either of the applicable performance goals is met at the threshold level, but the other performance goal is not achieved. The amounts shown in the “Maximum” column represent the maximum bonus payout if each of the performance goals under the 2026 Bonus Plan is achieved or exceeded, and reflects a cap equal to 200% of the amounts shown under the Target column. These amounts do not represent either additional or actual compensation earned by our NEOs for the fiscal year ended January 31, 2026. The dollar value of the actual payments for these awards is included in the “Non-Equity Incentive Plan Compensation” column of the “Summary Compensation Table” above. Mr. Sarin stepped down as Chief Financial Officer effective September 19, 2025, and he did not receive the target bonus for this plan, but rather a severance bonus in the amount set forth in the “All Other Compensation” column of the “Summary Compensation Table” above for Mr. Sarin. Mr. Millard stepped down as Chief Revenue Officer effective November 11, 2025 and was not eligible to receive an annual cash bonus payment.

(2)
Each RSU is subject to time-based vesting and each PSU is subject to performance-based and time-based vesting, in each case, as described in the footnotes to the table under “—Outstanding Equity Awards as of January 31, 2026.”

(3)
Amounts reported represent the aggregate grant date fair value of the stock awards granted to our NEOs under our 2021 Plan, calculated in accordance with ASC Topic 718, excluding the effect of estimated forfeitures. The assumptions used in calculating the grant date fair value of the stock awards reported in this column are set forth in Note 11 to our audited consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended January 31, 2026. These amounts do not reflect the actual economic value that may be realized by the NEO.

(4)	All outstanding and unvested awards granted to Mr. Sarin were forfeited upon his departure from the Company.
(5)	All outstanding and unvested awards granted to Mr. Millard were forfeited upon his departure from the Company.

Outstanding Equity Awards as of January 31, 2026
The following table sets forth certain information regarding outstanding equity awards granted to our NEOs that remain outstanding as of January 31, 2026. As discussed above, Messrs. Sarin and Millard’s service with the Company terminated on September 19, 2025 and November 11, 2025, respectively, and all outstanding and unvested awards were forfeited in connection therewith. Accordingly, neither Mr. Sarin nor Mr. Millard had any outstanding equity awards as of January 31, 2026.

Name	Grant Date	Stock Awards
		Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares of Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
Rory Read	11/05/2024	—	—	1,425,000(2)	9,091,500
	11/05/2024	—	—	712,500(2)	4,545,750
	11/05/2024	835,406(3)	5,329,890	—	—
	11/05/2024	489,844 (4)	3,125,205	—	—
Anthony Coletta	11/15/2025	—	—	163,397(5)	1,042,473
	11/15/2025	490,195(6)	3,127,444	—	—
Joy Corso	2/15/2025	—	—	166,668(2)	1,063,342
	2/15/2025	500,000(7)	3,190,000	—	—
	3/15/2025	—	—	85,713(8)	546,849
	3/15/2025	257,142(7)	1,640,566	—	—
Sanjay Macwan	5/15/2025	—	—	100,000(8)	638,000
	5/15/2025	240,000(9)	1,531,200	—	—
	7/15/2025	60,000(9)	382,800	—	—
Karthik Suri	11/15/2025	—	—	196,077(5)	1,250,971
	11/15/2025	588,234(6)	3,752,933	—	—
	11/15/2025	130,718(10)	833,981	—	—

(1)	Market value is calculated based on the closing price of our Class A common stock on January 30, 2026, which was $6.38 as reported on the NYSE.
(2)
The PSUs will be eligible to vest at the end of a three-year performance period commencing on November 5, 2025, with 75% of the PSUs to be earned and vest contingent on the Company’s relative total stockholder return over the three-year performance period compared to a board of directors-approved comparator group, and the remaining 25% of the PSUs to be earned and vest contingent on attainment of certain revenue-growth and operating income-related goals measured at the end of the three-year performance period, in each case, subject to the NEO’s continued service with the Company through such vesting date. For each type of PSUs, the NEO will be eligible to vest in a number of PSUs ranging from 0% to 200% of the target number of PSUs granted, based on attainment of the applicable performance goals during the three-year performance period.

(3)
33% of the RSUs shall vest on November 5, 2025, with the remaining shares vesting in eight substantially similar equal installments on each subsequent Quarterly Vesting Date thereafter, subject to the NEO’s continued service with us as of each such date.

(4)
25% of the RSUs shall vest on November 5, 2025, with the remaining shares vesting in 12 equal quarterly installments on each Quarterly Vesting Date thereafter, subject to the NEO’s continued service with us as of each such date.

(5)
The PSUs will be eligible to vest at the end of a three-year performance period commencing on February 1, 2025, with 75% of the PSUs to be earned and vest, subject to the satisfaction of the continuous service requirement noted below, contingent on the Company’s relative total stockholder return over the three-year performance period compared to a board of directors-approved comparator group, and the remaining 25% of the PSUs to be earned and vest, subject to the satisfaction of the continuous service requirement noted below, contingent on attainment of certain revenue-growth and operating income-related goals measured at the end of the three-year performance period, in each case, subject to the NEO’s continued service with the Company through December 15, 2028. For each type of PSUs, the NEO will be eligible to vest in a number of PSUs ranging from 0% to 200% of the target number of PSUs granted, based on attainment of the applicable performance goals during the three-year performance period.

(6)
25% of the RSUs shall vest on December 15, 2026, with the remaining shares vesting in 12 equal quarterly installments on each Quarterly Vesting Date thereafter, subject to the NEO’s continued service with us as of each such date.

(7)
25% of the RSUs shall vest on March 15 in the year following the grant date, with the remaining shares vesting in 12 equal installments on each subsequent Quarterly Vesting Date thereafter, subject to the NEO’s continued service to us as of each such date.

(8)
The PSUs will be eligible to vest at the end of a three-year performance period commencing on February 1, 2025, with 75% of the PSUs to be earned and vest contingent on the Company’s relative total stockholder return over the three-year performance period compared to a board of directors-approved comparator group, and the remaining 25% of the PSUs to be earned and vest contingent on attainment of certain revenue-growth and operating income-related goals measured at the end of the three-year performance period, in each case, subject to the NEO’s continued service with the Company through such vesting date. For each type of PSUs, the NEO will be eligible to vest in a number of PSUs ranging from 0% to 200% of the target number of PSUs granted, based on attainment of the applicable performance goals during the three-year performance period.

(9)
25% of the RSUs shall vest on June 15, 2026, with the remaining shares vesting in 12 equal quarterly installments on each Quarterly Vesting Date thereafter, subject to the NEO’s continued service with us as of each such date.

(10)	50% of the RSUs shall vest on each of June 15, 2026 and December 15, 2026, subject to Mr. Suri’s continued service with us as of each such date.

Option Exercises and Stock Vested
The following table sets forth certain information regarding the shares of common stock vested during the fiscal year ended January 31, 2026 with respect to our NEOs. During fiscal year 2026, none of our NEOs exercised any stock options.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Rory Read	812,250	6,158,708
Anthony Coletta	—	—
Joy Corso	60,606	481,818
Sanjay Macwan	—	—
Karthik Suri	—	—
Manish Sarin	267,760	2,264,253
Scott Millard	—	—

(1)
The value realized upon vesting was calculated by multiplying the number of shares of common stock vested by the closing price of our Class A common stock on the applicable vesting date and does not reflect actual proceeds received.

Potential Payments Upon Termination or Change in Control
The following table provides information with respect to potential payments and benefits to which our NEOs would be entitled under the arrangements set forth in their respective offer letters or employment agreement, as described above under the sections titled, “—Compensation Discussion and Analysis—Employment Offer Letters” and “—Compensation Discussion and Analysis—Severance and Change in Control Benefits,” assuming their employment was terminated as of January 31, 2026, including in connection with a “change in control” (as defined in the Severance Plan or the NEO’s employment agreement, as applicable) of Sprinklr as of January 31, 2026. As discussed above, Messrs. Sarin and Millard’s service with the Company terminated on September 19, 2025 and November 11, 2025, respectively. Accordingly, information regarding the amount of compensation actually received by Messrs. Sarin and Millard in connection with their respective terminations is set forth in narrative disclosure following the table.

Name	Type of Termination	Base Salary ($)	Bonus ($)(1)	Accelerated Vesting of Equity Awards ($)(2)	Continuation of Insurance Coverage ($)	Total ($)
Rory Read	Termination without Cause or with Good Reason	675,000	675,000	8,727,840	20,933	10,098,773

	Termination without Cause or with Good Reason in connection with a CIC(2)	1,012,500	1,012,500	22,092,345	31,400	24,148,745

Anthony Coletta	Termination without Cause or with Good Reason	345,000	414,000	173,745	23,781	956,526

	Termination without Cause or with Good Reason in connection with a CIC(2)	460,000	414,000	4,169,917	31,707	5,075,624

Joy Corso	Termination without Cause or with Good Reason	356,250	427,500	1,777,918	23,887	2,585,555

	Termination without Cause or with Good Reason in connection with a CIC(2)	475,000	427,500	6,440,757	31,849	7,375,106

Sanjay Macwan	Termination without Cause or with Good Reason	288,750	211,750	—	19,782	520,282

	Termination without Cause or with Good Reason in connection with a CIC(2)	385,000	211,750	2,552,000	26,376	3,175,126

Karthik Suri	Termination without Cause or with Good Reason	375,000	450,000	625,486	131	1,450,617

	Termination without Cause or with Good Reason in connection with a CIC(2)	500,000	450,000	5,837,885	175	6,788,060

(1)
A prorated target annual cash bonus opportunity for the fiscal year in which the termination date occurs, with the proration equal to the number of days elapsed during the fiscal year through the termination date divided by 365, is payable on the same date as the first severance payment.

(2)
The value of accelerated vesting of unvested RSUs and Mr. Read’s PSUs is based upon the closing price of our Class A common stock on January 30, 2026 ($6.38 per share), as reported on the NYSE, multiplied by the number of unvested RSUs.

Mr. Sarin, our former Chief Financial Officer, terminated service as an employee on September 19, 2025. Per our Severance Plan, Mr. Sarin will receive $634,036 in severance, which represents the sum of (i) 75% of his annual base salary rate, payable over nine months in substantially equal payments in accordance with our regular payroll schedule, and (ii) his prorated target fiscal year 2026 annual cash bonus opportunity. Mr. Sarin will continue to be subject to customary continuing obligations, such as his obligations of confidentiality.
Mr. Millard, our former Chief Revenue Officer, terminated service as an employee on November 11, 2025. Mr. Millard was not eligible to, and did not, receive any severance in connection with his termination, pursuant to the Severance Plan or otherwise. Mr. Millard will continue to be subject to customary continuing obligations, such as his obligations of confidentiality.

CEO PAY RATIO
Our total rewards philosophy and the overall structure of our total rewards programs are broadly similar across Sprinklr to engage, motivate and reward all employees who contribute to our success. Pay equity is a subset of Sprinklr’s overall environmental, social and governance strategy.
As required by Item 402(u) of Regulation S-K, we are disclosing information about the ratio of the annual total compensation of our president and chief executive officer as of January 31, 2026 to the annual total compensation of our median employee (the “CEO Pay Ratio”).
Methodology
We identified our median employee, the employee with compensation at the median of annual total compensation of all of our employees excluding our president and chief executive officer, based on the following:
•
To identify our median employee, we considered the individuals employed by us on January 31, 2026 (the “Determination Date”), whether employed on a full-time, part-time or temporary basis. We did not include any contractors or other non-employee workers in our employee population. As of the Determination Date, our global population of full-time, part-time and temporary employees (excluding our president and chief executive officer) consisted of 3,278 employees.

•
We used a consistently applied compensation measure consisting of the annual base salary plus allowances on the Determination Date, the target incentive cash compensation for fiscal year 2026 commission plans under our sales and services incentive plans, the actual corporate bonus amount paid out in fiscal year 2027 for services performed in fiscal year 2026 and the grant date fair value for equity awards granted during fiscal year 2026. We selected these compensation elements because they represent the principal compensation elements of our total rewards programs.

•
We did not perform adjustments to the base salaries of part-time employees to calculate what they would have been paid on a full-time basis. We did not make any cost-of-labor adjustments. We did not exclude any countries from the employee population. We annualized cash compensation for employees who began work after the fiscal year began. We converted all local currencies to U.S. dollars based on the applicable exchange rates in effect on the Determination Date.

Using this methodology, we determined that the median employee (excluding our president and chief executive officer) was a full-time salaried employee working in India whose total pay was comprised entirely of such employee’s annual base salary.
CEO Pay Ratio
Once our median employee was identified, we calculated the median employee’s annual total compensation in accordance with the requirements of the Summary Compensation Table.
The annual total compensation of the median employee (excluding our president and chief executive officer) was $62,011 for fiscal year 2026. Mr. Read’s annual total compensation as reported in the Summary Compensation Table was $1,664,700 for fiscal year 2026. Based on this information, the CEO Pay Ratio was approximately 27:1 for fiscal year 2026. We believe that Mr. Read’s fiscal year 2026 annual total compensation is not representative of the annual total direct compensation of a Chief Executive Officer of a company comparable to Sprinklr, and future pay ratio disclosures may reflect pay ratios that vary significantly from the fiscal year 2026 pay ratio.
This information is being provided for compliance purposes and is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K, based on our internal records and the methodology described above. The SEC rules for identifying the median compensated employee allow companies to adopt a variety of methodologies, to apply certain exclusions and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices. Accordingly, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies have different employee populations and compensation practices, operate in different countries and may use different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios. We are a global company with approximately 81% of our employees located outside the United States, with 60% of our employees located in India as of January 31, 2026. As a result, our employee population may be different than other companies. Neither our compensation committee nor our management used the CEO Pay Ratio measure in making compensation decisions.

PAY-VERSUS-PERFORMANCE
As required by Item 402(v) of Regulation S-K, we are providing the following information about the relationship between the compensation actually paid (“CAP”) to our principal executive officer (“PEO”) and our NEOs other than our PEOs (“Non-PEO NEOs”) and certain aspects of our financial performance.
Our compensation committee approves and administers our executive compensation program to align executive compensation with stockholder interests by linking pay to performance. Our overall compensation program includes a mix of short-term and long-term components through our annual incentive plan and equity awards. In fiscal year 2026, there were several changes to our executive management team, with the termination of service of two former Non-PEO NEOs and the appointment of three new Non-PEO NEOs, resulting in the inclusion of six individuals in our fiscal year 2026 Non-PEO NEO calculations.
Our compensation committee did not consider the CAP calculations below in making its pay decisions for any of the fiscal years presented. For further information concerning our pay for performance philosophy and how our executive compensation aligns with our performance, please refer to “Executive Compensation—Compensation Discussion and Analysis”.

Fiscal Year (a)(1)	Summary Compensation Table Total for PEO Rory Read (b)(1)	CAP to PEO Rory Read (c)(2)	Summary Compensation Table Total for PEO Ragy Thomas (d)(1)	CAP to PEO Ragy Thomas (e)(3)	Summary Compensation Table Total for PEO Trac Pham (f)(1)	CAP to PEO Trac Pham (g)(4)	Average Summary Compensation Table Total for non-PEO NEOs (h)(5)	Average CAP to non-PEO NEOs (i)(6)	CXM Total Shareholder Return (j)(7)	Peer Group Total Shareholder Return (k)(8)	Net Income (Loss) ($ in thousands) (l)(9)	Company- Selected Measure: Non- GAAP Op. Income ($ in thousands) (m)(10)
2026	$1,664,700	$(13,764,060)	$0	$0	$0	$0	$7,256,823	$3,411,410	$36	$51	$22,905	$146,235
2025(11)	$41,970,485	$48,308,173	$8,745,410	$315,150	$15,398,436	$405,800	$3,766,071	$1,910,853	$51	$69	$121,609	$89,788
2024	$0	$0	$12,414,624	$13,598,921	$0	$0	$5,224,657	$5,088,611	$71	$70	$51,403	$97,805
2023	$0	$0	$8,173,577	$2,161,466	$0	$0	$5,140,534	$3,167,728	$56	$61	$(55,742)	$8,562
2022	$0	$0	$1,117,818	$74,231,899	$0	$0	$949,420	$1,115,612	$64	$81	$(111,470)	$(35,450)

(1)
The dollar amounts reported in column (b), (d), and (f) represent the amount of total compensation reported for our PEOs, Messrs. Read, Thomas and Pham, respectively, for each covered fiscal year in the “Total” column of our Summary Compensation Table for each fiscal year.

(2)
The dollar amounts reported in column (c) represent the amount of CAP to Mr. Read as computed in accordance with Item 402(v) of Regulation S-K, for each applicable covered fiscal year. The dollar amounts do not reflect the actual amount of compensation earned or received by or paid to Mr. Read during the applicable fiscal year. In accordance with the requirements of Item 402(v) of Regulation S-K, the following adjustments were made to the total compensation for each applicable covered fiscal year to determine the CAP to Mr. Read for such fiscal year, using the methodology described below.

PEO 1: Rory Read
			2022	2023	2024	2025	2026
	Summary Compensation Table - Total Compensation	(a)	—	—	—	$41,970,485	$1,664,700
-	Grant Date Fair Value of Stock Awards and Option Awards Granted in Fiscal Year	(b)	—	—	—	$(38,597,906)	$0
+	Fair Value at Fiscal Year End of Outstanding and Unvested Stock Awards and Option Awards Granted in Fiscal Year	(c)	—	—	—	$44,935,594	$0
+	Change in Fair Value of Outstanding and Unvested Stock Awards and Option Awards Granted in Prior Fiscal Years	(d)	—	—	—	$0	$(14,350,320)
+	Fair Value at Vesting of Stock Awards and Option Awards Granted in Fiscal Year That Vested During Fiscal Year	(e)	—	—	—	$0	$0
+	Change in Fair Value as of Vesting Date of Stock Awards and Option Awards Granted in Prior Fiscal Years For Which Applicable Vesting Conditions Were Satisfied During Fiscal Year	(f)	—	—	—	$0	$(1,078,440)
-	Fair Value as of Prior Fiscal Year End of Stock Awards and Option Awards Granted in Prior Fiscal Years That Failed to Meet Applicable Vesting Conditions During Fiscal Year	(g)	—	—	—	$0	$0
=	CAP		—	—	—	$48,308,173	$(13,764,060)

(3)
The dollar amounts reported in column (e) represent the amount of CAP to Mr. Thomas as computed in accordance with Item 402(v) of Regulation S-K, for each covered fiscal year. The dollar amounts do not reflect the actual amount of compensation earned or received by or paid to Mr. Thomas during the applicable fiscal year. In accordance with the requirements of Item 402(v) of Regulation S-K, the following adjustments were made to the total compensation for each covered fiscal year to determine the CAP to Mr. Thomas for such fiscal year, using the methodology described below. Mr. Thomas’s 2022 equity award values include PSU granted prior to our IPO that were earned and vested in connection with the IPO and the achievement of preestablished stock price target.

PEO 2: Ragy Thomas
			2022	2023	2024	2025	2026
	Summary Compensation Table - Total Compensation	(a)	$1,117,818	$8,173,577	$12,414,624	$8,745,410	—
-	Grant Date Fair Value of Stock Awards and Option Awards Granted in Fiscal Year	(b)	$0	$(6,905,000)	$(11,431,922)	$(7,778,564)	—
+	Fair Value at Fiscal Year End of Outstanding and Unvested Stock Awards and Option Awards Granted in Fiscal Year	(c)	$0	$4,970,000	$10,542,766	$5,676,249	—
+	Change in Fair Value of Outstanding and Unvested Stock Awards and Option Awards Granted in Prior Fiscal Years	(d)	$1,217,661	$(4,330,545)	$914,590	$(4,901,754)	—
+	Fair Value at Vesting of Stock Awards and Option Awards Granted in Fiscal Year That Vested During Fiscal Year	(e)	$0	$0	$0	$0	—
+	Change in Fair Value as of Vesting Date of Stock Awards and Option Awards Granted in Prior Fiscal Years For Which Applicable Vesting Conditions Were Satisfied During Fiscal Year	(f)	$71,896,420	$253,434	$1,158,863	$(1,426,191)	—
-	Fair Value as of Prior Fiscal Year End of Stock Awards and Option Awards Granted in Prior Fiscal Years That Failed to Meet Applicable Vesting Conditions During Fiscal Year	(g)	$0	$0	$0	$0	—
=	CAP		$74,231,899	$2,161,466	$13,598,921	$315,150	—

(4)
The dollar amounts reported in column (g) represent the amount of CAP to Mr. Pham as computed in accordance with Item 402(v) of Regulation S-K, for each applicable covered fiscal year. The dollar amounts do not reflect the actual amount of compensation earned or received by or paid to Mr. Pham during the applicable fiscal year. In accordance with the requirements of Item 402(v) of Regulation S-K, the following adjustments were made to the total compensation for each applicable covered fiscal year to determine the CAP to Mr. Pham for such fiscal year, using the methodology described below.

PEO 3: Trac Pham
			2022	2023	2024	2025	2026
	Summary Compensation Table - Total Compensation	(a)	—	—	—	$15,398,436	—
-	Grant Date Fair Value of Stock Awards and Option Awards Granted in Fiscal Year	(b)	—	—	—	$(14,789,184)	—
+	Fair Value at Fiscal Year End of Outstanding and Unvested Stock Awards and Option Awards Granted in Fiscal Year	(c)	—	—	—	$0	—
+	Change in Fair Value of Outstanding and Unvested Stock Awards and Option Awards Granted in Prior Fiscal Years	(d)	—	—	—	$0	—
+	Fair Value at Vesting of Stock Awards and Option Awards Granted in Fiscal Year That Vested During Fiscal Year	(e)	—	—	—	$0	—
+	Change in Fair Value as of Vesting Date of Stock Awards and Option Awards Granted in Prior Fiscal Years For Which Applicable Vesting Conditions Were Satisfied During Fiscal Year	(f)	—	—	—	$(62,378)	—
-	Fair Value as of Prior Fiscal Year End of Stock Awards and Option Awards Granted in Prior Fiscal Years That Failed to Meet Applicable Vesting Conditions During Fiscal Year	(g)	—	—	—	$(141,074)	—
=	CAP		—	—	—	$405,800	—

(5)
The dollar amounts reported in column (h) represent the average of the amounts of total compensation reported for our Non-PEO NEOs for each covered fiscal year in the “Total” column of the Summary Compensation Table for each applicable fiscal year. The names of each Non-PEO NEO included for purposes of calculating the average CAP for each applicable fiscal year are as follows:

Year	Non-PEO NEOs
2022	Luca Lazzaron (Former Chief Revenue Officer) and Pavitar Singh (Former Chief Technology Officer)
2023
Manish Sarin (Chief Financial Officer), Luca Lazzaron (Former Chief Revenue Officer), Paul Ohls (Former Chief Revenue Officer), Arunkumar Pattabhiraman (Chief Marketing Officer) and Pavitar Singh (Former Chief Technology Officer)

2024
Manish Sarin (Chief Financial Officer), Diane Adams (Chief Culture & Talent Officer), Scott Harvey (Chief Customer Officer), Paul Ohls (Former Chief Revenue Officer) and Pavitar Singh (Former Chief Technology Officer)

2025
Manish Sarin (Chief Financial Officer), Diane Adams (Former Chief Culture & Talent Officer), Scott Harvey (Chief Customer Officer), Jacob Scott (General Counsel and Corporate Secretary) and Amitabh Misra (Chief Technology Officer)

2026
Anthony Coletta (Chief Financial Officer), Joy Corso (Chief Administrative Officer), Sanjay Macwan (Chief Information Officer), Scott Millard (Former Chief Revenue Officer), Manish Sarin (Former Chief Financial Officer), Karthik Suri (Chief Product and Corporate Strategy Officer)

(6)
The dollar amounts reported in column (i) represent the average amount of CAP to our Non-PEO NEOs, as computed in accordance with Item 402(v) of Regulation S-K for each covered fiscal year. The dollar amounts do not reflect the actual average amount of compensation earned or received by or paid to our Non-PEO NEOs during the applicable fiscal year. In accordance with the requirements of Item 402(v) of Regulation S-K, the following adjustments were made to the average total compensation for each covered fiscal year to determine the CAP to our Non-PEO NEOs for such fiscal year, using the methodology described below:

Non-PEO NEO Average
			2022	2023	2024	2025	2026
	Summary Compensation Table - Total Compensation	(a)	$949,420	$5,140,534	$5,224,657	$3,766,071	$7,256,823
-	Grant Date Fair Value of Stock Awards and Option Awards Granted in Fiscal Year	(b)	$0	$(4,280,287)	$(4,763,540)	$(3,138,547)	$(6,562,265)
+	Fair Value at Fiscal Year End of Outstanding and Unvested Stock Awards and Option Awards Granted in Fiscal Year	(c)	$0	$3,092,853	$4,581,700	$2,236,782	$3,191,485
+	Change in Fair Value of Outstanding and Unvested Stock Awards and Option Awards Granted in Prior Fiscal Years	(d)	$(2,177,471)	$(119,521)	$(116,787)	$(699,227)	$0
+	Fair Value at Vesting of Stock Awards and Option Awards Granted in Fiscal Year That Vested During Fiscal Year	(e)	$0	$287,120	$0	$0	$80,303
+	Change in Fair Value as of Vesting Date of Stock Awards and Option Awards Granted in Prior Fiscal Years For Which Applicable Vesting Conditions Were Satisfied During Fiscal Year	(f)	$2,343,664	$(37,234)	$299,239	$(254,227)	$(20,248)
-	Fair Value as of Prior Fiscal Year End of Stock Awards and Option Awards Granted in Prior Fiscal Years That Failed to Meet Applicable Vesting Conditions During Fiscal Year	(g)	$0	$(915,737)	$(136,658)	$0	$(534,688)
=	CAP		$1,115,612	$3,167,728	$5,088,611	$1,910,853	$3,411,410

Equity Award Valuations – PEO and Non-PEO NEOs: Stock option grant date fair values were calculated based on the Black-Scholes option pricing model as of date of grant. The valuation assumptions used to calculate the fair values of the stock options held by our PEO and Non-PEO NEOs on average that vested during or were outstanding as of the end of each covered fiscal year differed from those valuation assumptions disclosed at the time of grant primarily based on the differing option value assumptions. PSU fair values used a different Monte Carlo valuation model at the date of grant and at the end of fiscal year 2022, fiscal year 2023, fiscal year 2024, fiscal year 2025 and fiscal year 2026, based on updated probability of achievement and stock volatility assumptions. RSU award fair values were calculated using the closing market price of our Class A common stock as of date of grant and at the date of vesting and fiscal year end, as applicable.
(7)
The cumulative total stockholder return (“TSR”) reported in column (j) is calculated by dividing the sum of the cumulative amount of dividends during the measurement period, assuming dividend reinvestment, and the difference between the closing market price of our Class A common stock at the end of the applicable measurement period and the beginning of the measurement period by the closing market price of our Class A common stock at the beginning of the measurement period. The same methodology is used to calculate the cumulative TSR for our performance peer group, column (g).

(8)
The peer group selected to determine the Company’s Peer Group TSR for each applicable fiscal year is the compensation peer group as disclosed in our Compensation Discussion and Analysis (“CD&A”) and used by our compensation committee to make compensation decisions for that year. The fiscal year 2026 CD&A peer group consists of Blackbaud, BlackLine, Box, Braze, CCC Intelligent Solutions Holdings, DoubleVerify Holdings, EverCommerce, Five9, Freshworks, Informatica, LiveRamp Holdings, nCino, Paycor HCM, Pegasystems, Sprout Social, Verint Systems, Workiva and Zeta Global Holdings. The companies that were included in the 2025 CD&A peer group and removed for 2026 include AppFolio, Bentley Systems, Dynatrace, Instructure Holdings, Manhattan Associates, PowerSchool Holdings, Semrush Holdings and Squarespace. The companies that were newly added to the CD&A peer group in fiscal year 2026 include EverCommerce, Informatica, LiveRamp Holdings, nCino, Paycor HCM, Verint Systems and Zeta Global Holdings. These additions and removals were the result of the application of pre-established objective criteria. For more information regarding how our compensation committee selected companies for inclusion in the fiscal year 2026 compensation peer group, see the section in our CD&A titled, “Fiscal Year 2026 Peer Group.”

(9)	The dollar amounts reported in column (l) represent the amount of net income (or loss) reflected in our audited financial statements for each covered fiscal year.

(10)
Our Company-Selected Measure as reported in column (m) is non-GAAP operating income, which we believe is a strong driver in determining our company’s performance for each covered fiscal year. We define “non-GAAP operating income” as operating income determined in accordance with U.S. GAAP, excluding, as applicable, stock-based compensation expense and related charges, amortization of stock-based compensation expense associated with capitalized internal-use software, and amortization of acquired intangible assets, as well as other one-time charges, such as restructuring charges, costs associated with acquisitions, non-recurring litigation costs and facility exit costs. Non-GAAP operating income is a non-GAAP financial measure. For additional details and a reconciliation of non-GAAP operating income to its most comparable GAAP measure, please see “Non-GAAP Financial Measures” in the Company’s Annual Report on Form 10-K filed with the SEC on March 19, 2026.

(11)	In fiscal year 2025, there were several changes to our executive management team, with two transitions to the PEO position, for a total of three PEOs serving during the fiscal year.
Tabular List of Most Important Financial Performance Measures for Fiscal Year 2026
As described in “Executive Compensation—Compensation Discussion and Analysis,” our executive compensation program is designed to reflect our variable “pay-for-performance” philosophy. The performance measures that we use for our short-term and long-term incentive compensation award programs are selected based on an objective of incentivizing all of our executives to increase the value of our enterprise for our stockholders. In our assessment, the measures listed alphabetically in the table below collectively represent the most important financial performance measures used by us to link CAP to our NEOs for fiscal year 2026 to our performance:
•	Non-GAAP operating income
•	Operating income growth
•	Relative TSR
•	Revenue growth
•	Total revenue
In fiscal year 2026, we offered our executive officers, including our NEOs, an opportunity to earn short-term incentive compensation awards contingent upon the attainment of specific pre-established, quantitative financial performance measures based on specific target levels (total revenue and non-GAAP operating income). Non-GAAP operating income is an indicator of bottom-line rigor and our path to profitability. Non-GAAP operating income is not defined by GAAP and, as such, should not be construed as an alternative to earnings from operations, net earnings or operating cash flow.
As disclosed in “Executive Compensation—Compensation Discussion and Analysis,” in fiscal year 2026, all executive officers received a portion of their new hire and annual long-term incentive compensation opportunity in the form of PSUs, with 75% of the PSUs to be earned and vest contingent on our relative TSR over a three-year performance period compared to a board of directors-approved comparator group, and the remaining 25% of the PSUs to be earned and vest contingent on the attainment of specific preestablished revenue-growth and operating income-related targets measured at the end of a three-year performance period, in each case, subject to the executive officer’s continued service with us through such vesting and settlement date.
Additional information about these performance measures are discussed in “Executive Compensation—Compensation Discussion and Analysis”.

CAP and Company TSR and Peer Group TSR
The following graph displays our CAP, Company TSR and Peer Group TSR over the five fiscal years presented. As demonstrated by the following graph, the amount of CAP to our PEOs and Non-PEO NEOs is not directly correlated to our Company TSR during the period presented. The TSR measurement period begins at our IPO, while some of the equity awards that were vested and outstanding at each fiscal year end were granted prior to our IPO. The graph also compares Company TSR and Peer Group TSR. In addition, we note that the comparator group used to calculate relative TSR for purposes of our PSU awards is different than the peer group included for purposes of the table below. Please see “Executive Compensation—Compensation Discussion and Analysis” for the description of how we evaluate peer group relative TSR for purposes of our executive compensation program.

CAP and Net Income
The following graph displays our CAP and our net income over the five fiscal years presented. We have not used either GAAP or non-GAAP net income as a financial performance measure in our executive compensation program over the period presented.

CAP and Non-GAAP Operating Income
The following graph displays our CAP and non-GAAP operating income over the five fiscal years presented. We historically have used non-GAAP operating income as a financial performance measure in our short-term incentive compensation plan.

All information provided above under the “Pay Versus Performance” heading will not be deemed to be incorporated by reference into any filing of the Company under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing, except to the extent the Company specifically incorporates such information by reference.

DIRECTOR COMPENSATION
Non-Employee Director Compensation Policy
We maintain a non-employee director compensation policy that is applicable to all of our non-employee directors, as set forth below.
Cash Compensation
Our non-employee director compensation policy provides our non-employee directors with the following cash compensation for their services:
•	$40,000 per year for each non-employee director;
•	$20,000 per year for chair of the audit committee and $10,000 per year for each non-chair member of the audit committee;
•	$16,500 per year for chair of the compensation committee and $8,000 per year for each non-chair member of the compensation committee; and
•	$10,000 per year for chair of the nominating and corporate governance committee and $5,000 per year for each non-chair member of the nominating and corporate governance committee.
The cash compensation above is payable to our eligible non-employee directors in equal quarterly installments in arrears based on the date of our annual meeting of stockholders, prorated for any partial quarter of service. As more fully described below, eligible non-employee directors may elect to receive any cash fees that they would otherwise be entitled to receive in the form of shares of our Class A common stock with an equivalent value, issued in the form of RSU awards using the same valuation methodology and vesting in four substantially equal quarterly installments on each date on which the annual cash compensation would have been paid, in each case, subject to the non-employee director’s continuous service through each such vesting date.
Equity Compensation
In addition to the cash compensation described above, our non-employee director compensation policy provides our non-employee directors with the following equity awards for their services:
•
Initial Grant. Each non-employee director who is elected or appointed to our board of directors will automatically, upon the date of such director’s initial election or appointment (or, if such date is not a market trading day, on the first market trading day thereafter), be granted a one-time, initial RSU award (the “initial grant”) with a grant-date value of $200,000. Each initial grant will vest in full on the first anniversary of the grant date, subject to the director’s continued service through such vesting date.

•
Additional Initial Grant to Lead Independent Director. Each non-employee director who is elected or appointed as lead independent director on the date of our annual stockholder meeting will automatically be granted an additional RSU award with a grant-date value of $100,000 (the “LID initial grant”). With respect to a non-employee director who is first elected or appointed as lead independent director on a date other than the date of our annual stockholder meeting, such LID initial grant will be prorated to reflect the time between such election or appointment date and the date of our last annual stockholder meeting. The LID initial grant will vest in full on the first anniversary of the grant date, subject to the director’s continued service through such vesting date.

•
Additional Initial Grant to Chair. Each non-employee director who is elected or appointed as chair on the date of our annual stockholder meeting will automatically be granted an additional RSU award with a grant-date value of $260,000 (the “Chair initial grant”). With respect to a non-employee director who is first elected or appointed as chair on a date other than the date of our annual stockholder meeting, such Chair initial grant will be prorated to reflect the time between such election or appointment date and the date of our last annual stockholder meeting. The Chair initial grant will vest in full on the first anniversary of the grant date, subject to the director’s continued service through such vesting date.

•
Annual Grant. On the date of each annual meeting of our stockholders, each non-employee director who continues to serve as a non-employee director following such stockholder meeting (excluding any director who is first appointed or elected to our board of directors at such meeting) will automatically be granted an annual RSU award (the “annual grant”) with a grant-date value of $200,000. Each annual grant will vest in full on the earlier of the first anniversary of the grant date or the day prior to the date of our next annual stockholder meeting, subject to the director’s continued service through such vesting date (provided that with respect to a non-employee director who was first elected or appointed to our board of directors on a date other than the date of our annual stockholder meeting, upon the first annual stockholder meeting following such non-employee director’s first joining the board of directors, such non-employee director’s first such annual grant will be prorated to reflect the time between such election or appointment date and the date of such first annual stockholder meeting).
•
Additional Annual Grant to LID. On the date of each annual meeting of our stockholders, the lead independent director (excluding any lead independent director who was first appointed or elected to such role at such annual meeting) who continues to serve as lead independent director following such annual meeting will automatically be granted an additional RSU award with a grant-date value of $100,000 (the “LID annual grant”). The LID annual grant will vest in full on the earlier of the first anniversary of the grant date or the day prior to the date of our next annual stockholder meeting, subject to the director’s continued service through such vesting date.

•
Additional Annual Grant to Chair. On the date of each annual meeting of our stockholders, the chair (excluding any chair who was first appointed or elected to such role at such annual meeting) who continues to serve as chair following such annual meeting will automatically be granted an additional RSU award with a grant-date value of $260,000 (the “Chair annual grant”). The Chair annual grant will vest in full on the earlier of the first anniversary of the grant date or the day prior to the date of our next annual stockholder meeting, subject to the director’s continued service through such vesting date.

•
Retainer Grant. Each non-employee director may elect to convert such director’s cash compensation under the policy into an RSU award (the “retainer grant”). If a non-employee director timely makes this election in accordance with the requirements of the non-employee director compensation policy, each such retainer grant will be automatically granted on the same date as the annual grant. Each retainer grant will cover a number of shares of our Class A common stock equal to (a) the aggregate amount of annual cash compensation otherwise payable to such director divided by (b) the closing sales price per share of our Class A common stock on such date, rounded down to the nearest whole share. Pursuant to the most recent amendment of our non-employee director compensation policy, each retainer grant will vest in four substantially equal quarterly installments following the date of such annual meeting on each date that the corresponding annual cash compensation would have been paid, in each case, subject to the director’s continued service through each such vesting date. Prior to its most recent amendment, our non-employee director compensation policy provided that such retainer grant would vest in full on the earlier of the first anniversary of the grant date or the day prior to the date of our next annual stockholder meeting, subject to the director’s continued service through such vesting date.

Each of the RSU awards described above will be granted under our 2021 Plan. Each such RSU award will vest in full if we undergo a change in control prior to the termination of such non-employee director’s continuous service.
Notwithstanding the foregoing, any member of our board of directors that is entitled to the above compensation may elect to forego all or a portion of such compensation from time to time by giving notice to our General Counsel.

Non-Employee Director Compensation Table
The following table sets forth information regarding compensation awarded to, earned by or paid to each person who served as a non-employee director for all or any portion of the fiscal year ended January 31, 2026. Note that, because the table is based on our fiscal year, and annual service for purposes of non-employee director compensation is measured between the dates of our annual meetings of stockholders, usually held in June each year, the amounts in the table do not necessarily align with the description of non-employee director compensation above. Mr. Read, our President and Chief Executive Officer, also is a member of our board of directors, but does not receive any additional compensation for his service as director. See the section titled “Executive Compensation” for more information regarding the compensation earned by Mr. Read for fiscal year 2026.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(2)	All other Compensation ($)	Total ($)
Neeraj Agrawal	55,000	199,993	—	254,993
Jan R. Hauser	80,622(3)	66,664	—	147,286
Kevin Haverty	48,000(4)	199,993	—	247,993
Yvette Kanouff	45,000	199,993	—	244,993
Eileen Schloss	58,000	299,997	—	357,997
Ragy Thomas(5)	20,000	459,999	912,618(6)	1,392,617
Stephen M. Ward, Jr.	65,867(3)	66,664	—	132,531
Tarim Wasim(7)	—	—	—	—
Edwin Gillis(8)	12,853(9)	—	—	12,853

(1)
Amounts reported represent the aggregate grant date fair value of RSU awards granted to our non-employee directors during the fiscal year ended January 31, 2026 under our 2021 Plan, computed in accordance with ASC Topic 718. Amounts exclude the aggregate grant date fair value of the RSU awards granted in lieu of cash fees, as the fees have been separately reported as “Fees Earned or Paid in Cash.” The assumptions used in calculating the grant date fair value of the RSUs reported in this column are set forth in the notes to our audited consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended January 31, 2026. These amounts do not reflect the actual economic value that may be realized by the non-employee director.

(2)	The aggregate number of shares outstanding under all stock awards and options held by our non-employee directors as of January 31, 2026 are set forth in the following table:

Name	Number of Shares Underlying RSUs	Number of Shares Underlying Options
Neeraj Agrawal	24,660	—
Jan R. Hauser	11,919	—
Kevin Haverty	27,619	—
Yvette Kanouff	24,660	—
Eileen Schloss	36,991	45,000
Ragy Thomas	446,319	9,643,269
Stephen M. Ward, Jr.	11,179	—
Tarim Wasim(7)	—	—
Edwin Gillis	—	250,000

(3)
Each of Ms. Hauser and Mr. Ward received cash fees for such director’s service between January 29, 2025 and June 12, 2025 and elected to receive equity in lieu of all of such director’s cash fees in connection with our 2025 annual meeting of stockholders, which resulted in each director receiving an RSU award of 7,398 and 5,918 shares of Class A common stock, respectively.

(4)	Mr. Haverty elected to receive equity in lieu of all of his cash fees, which resulted in him receiving an RSU award of 5,918 shares of Class A common stock.
(5)	Mr. Thomas terminated service as an employee on May 31, 2025 and was deemed eligible to receive the compensation described in our non-employee director compensation policy as of June 12, 2025.
(6)
Consists of (i) $166,667 base salary paid to Mr. Thomas in connection with his service to the Company as Advisor to the Chief Executive Officer, (ii) $500,000 for base salary severance in connection with his termination of service as an employee, (iii) $125,000 for payment in lieu of bonus eligibility for fiscal year 2026, (iv) $18,477 for COBRA benefits premiums for Mr. Thomas, his spouse and his dependents and (v) $102,474 related to costs associated with Mr. Thomas’s transportation and security during fiscal year 2026.

(7)	Mr. Wasim elected to waive all rights to any compensation payable to him for his services as a member of our board of directors.
(8)	Mr. Gillis resigned as chair of our audit committee on March 31, 2025 and as a director of the Company and member of the audit committee on June 12, 2025.
(9)
Mr. Gillis had previously elected to receive equity in lieu of all of his cash fees; however, in connection with Mr. Gillis’s resignation as the chair of our audit committee on March 31, 2025, the final tranche of the applicable equity award ceased vesting. Accordingly, Mr. Gillis received cash fees for his service during his final quarter of service.

EQUITY COMPENSATION PLAN INFORMATION
The following table summarizes our equity compensation plan information as of January 31, 2026. Information is included for equity compensation plans approved by our stockholders. We do not maintain any equity compensation plans not approved by our stockholders:

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	(b) Weighted Average Exercise Price of Outstanding Options, Warrants and Rights(3)	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity plans approved by stockholders:
2011 Equity Incentive Plan	12,406,096(1)	$5.93	—
2021 Equity Incentive Plan	21,177,540(2)	$12.85	30,694,959(4)
2021 Employee Stock Purchase Plan	—(5)	—	5,958,624(6)
Equity plans not approved by stockholders	—	—	—
Total	33,583,636		36,653,583

(1)
Following the adoption of the 2021 Plan, no additional equity awards have been or will be granted under the 2011 Plan. As of January 28, 2026, all RSU and PSU awards granted under the 2011 Plan have fully vested, expired or forfeited due to termination.

(2)	Includes 16,618,674 shares of Class A common stock underlying RSU awards.
(3)	The weighted-average exercise price excludes any outstanding RSU or PSU awards, which have no exercise price.
(4)
Stock options or other stock awards granted under the 2011 Plan that are forfeited, terminated, expired or repurchased become available for issuance under the 2021 Plan. The 2021 Plan provides that the total number of shares of our Class A common stock reserved for issuance thereunder will automatically increase on January 1st of each year for a period of ten years commencing on January 1, 2022 and ending on (and including) January 1, 2031, in an amount equal to 5.0% of the total number of shares of capital stock outstanding on December 31st of the preceding year; or such lesser number of shares of Class A common stock as determined by our board of directors prior to January 1st of a given year. Prior to January 1, 2026, our board of directors resolved to forego the January 1, 2026 increase in the number of shares of Class A common stock available for issuance under the 2021 Plan pursuant to this provision of the 2021 Plan. Accordingly, there was no increase in the number of shares of Class A common stock available for issuance under the 2021 Plan on January 1, 2026.

(5)
Does not include future rights to purchase Class A common stock under our 2021 Employee Stock Purchase Plan (“ESPP”), which depend on a number of factors described in our ESPP and will not be determined until the end of the applicable purchase period.

(6)
The ESPP provides that the total number of shares of our Class A common stock reserved for issuance thereunder will automatically increase on January 1st of each year for a period of up to ten years commencing on January 1, 2022 and ending on (and including) January 1, 2031, in an amount equal to the lesser of (i) 1.0% of the total number of shares of capital stock outstanding on December 31st of the preceding year, and (ii) 15,300,000 shares of Class A common stock; or such lesser number of shares of Class A common stock as determined by our board of directors prior to January 1st of a given year. Prior to January 1, 2026, our board of directors resolved to forego the January 1, 2026 increase in the number of shares of Class A common stock available for issuance under the ESPP pursuant to this provision of the ESPP. Accordingly, there was no increase in the number of shares of Class A common stock available for issuance under the ESPP on January 1, 2026.

PROPOSAL 3:

TO RATIFY THE SELECTION OF KPMG LLP AS OUR
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The audit committee of our board of directors has selected KPMG LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2027 and has further directed that management submit the selection of its independent registered public accounting firm for ratification by the stockholders at the Annual Meeting. KPMG LLP has served as our independent registered accounting firm since 2015. Representatives of KPMG LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.
Neither our Bylaws nor other governing documents or law require stockholders’ ratification of the selection of KPMG LLP as our independent registered public accounting firm. However, the audit committee is submitting the selection of KPMG LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the audit committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the audit committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interests of Sprinklr and our stockholders.
Principal Accountant Fees and Services
The following table represents aggregate fees billed to us by KPMG LLP for the periods set forth below:

	Fiscal Year Ended January 31,
	2026	2025
	(in thousands)
Audit Fees(1)	$2,889	$2,893
Audit-related Fees	—	—
Tax Fees(2)	$369	$277
All Other Fees	—	—
Total Fees	$3,258	$3,170

(1)
Audit fees consist of fees for audit services primarily related to the integrated audit of our annual consolidated financial statements, the review of our quarterly consolidated financial statements, consents and assistance with and review of documents filed with the SEC.

(2)	Tax fees consist of fees for domestic (federal, state and local) and international tax return preparation services, international withholding tax advice and tax consulting services.
All fees described above were pre-approved by the audit committee.
Pre-Approval Policies and Procedures
The audit committee has adopted a policy and procedures for the pre-approval of audit and non-audit services rendered by our independent registered public accounting firm, KPMG LLP. The policy generally permits pre-approval of specified services in the defined categories of audit services, audit-related services, tax services and permitted non-audit services. Pre-approval also may be given as part of the audit committee’s approval of the scope of the engagement of the independent registered public accounting firm or on an individual, explicit, case-by-case basis before the independent registered public accounting firm is engaged to provide each service. The pre-approval of services may be delegated to one or more of the audit committee’s members, but any pre-approval decision made pursuant to such delegation must be reported to the full audit committee at its next scheduled meeting.
Our Recommendation
Our board of directors recommends voting “FOR” the ratification of KPMG LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2027.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information regarding the ownership of our common stock as of April 14, 2026 by:
•	each of our NEOs;
•	each of our directors;
•	all of our executive officers and directors as a group; and
•	each person or entity known by us to be beneficial owners of more than five percent of our Class A common stock or Class B common stock.
We have determined beneficial ownership in accordance with the rules and regulations of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Except as indicated by the footnotes below, we believe, based on information furnished to us, that the persons and entities named in the table below have sole voting and sole investment power with respect to all shares that they beneficially own, subject to applicable community property laws.
Applicable percentage ownership is based on 132,830,946 shares of Class A common stock and 101,137,893 shares of Class B common stock outstanding as of April 14, 2026. In computing the number of shares beneficially owned by a person and the percentage ownership of such person, we deemed to be outstanding all shares subject to options or RSUs held by the person that are currently exercisable, or that would be exercisable or would vest based on service-based vesting conditions, as applicable, within 60 days of April 14, 2026. Except as described above, we did not deem such shares outstanding for the purpose of computing the percentage ownership of any other person.
Unless otherwise indicated, the address for each beneficial owner listed in the table below is c/o Sprinklr, Inc., 441 9th Ave, 12th Floor, New York, NY 10001.

	Beneficial Ownership
	Class A Common Stock		Class B Common Stock		% of Total Voting Power†
Beneficial Owner	Number of Shares	%	Number of Shares	%
5% Stockholders:
Entities associated with Hellman & Friedman LLC(1)	10,861,506	8.2	55,589,960	55.0	49.5
Ragy Thomas(2)	1,574,444	1.2	51,371,915	47.0	42.0
Blackrock, Inc.(3)	17,640,825	13.3	—	—	1.5
Directors and Named Executive Officers:
Rory Read	299,895	*	—	—	*
Anthony Coletta	—	—	—	—	—
Joy Corso	186,054	*	—	—	*
Sanjay Macwan	—	—	—	—	—
Karthik Suri	—	—	—	—	—
Ragy Thomas(2)	1,574,444	1.2	51,371,915	47.0	42.0
Neeraj Agrawal(4)	3,259,721	2.5	1,322,602	1.3	1.4
Jan R. Hauser(5)	37,547	*	—	—	*
Kevin Haverty(6)	92,172	*	—	—	*
Yvette Kanouff(7)	239,928	*	—	—	*
Eileen Schloss(8)	136,816	*	45,000	*	*
Stephen M. Ward, Jr.(9)	36,067	*	—	—	*
Tarim Wasim	—	—	—	—	—
Manish Sarin(10)	—	—	—	—	—
Scott Millard(11)	—	—	—	—	—
All executive officers and directors as a group (15 persons)(12)	6,095,840	4.5	52,811,497	48.3	43.5

*	Less than one percent.
†
Percentage of total voting power represents voting power with respect to all shares of our Class A and Class B common stock, as a single class. The holders of our Class B common stock are entitled to ten votes per share, and holders of our Class A common stock are entitled to one vote per share.

(1)
Based on information provided by entities affiliated with Hellman & Friedman LLC in a Schedule 13D/A filed with the SEC on December 9, 2025. Consists of (a) 10,861,506 shares of Class A common stock and (b) 55,589,960 shares of Class B common stock, in each case, held by H&F Splash Holdings IX, L.P. (“H&F Splash Holdings IX”). H&F Splash Holdings IX GP, LLC (“GPLLC”) is the general partner of H&F Splash Holdings IX. Hellman & Friedman Capital Partners IX, L.P. (“HFCP IX”) is the controlling member of GPLLC. Hellman & Friedman Investors IX, L.P. (“H&F Investors IX”) is the general partner of HFCP IX. H&F Corporate Investors IX, Ltd. (“H&F IX”) is the general partner of H&F Investors IX. Voting and investment determinations with respect to the shares held by H&F Splash Holdings IX are made by the three-member board of directors of H&F IX, which consists of Philip U. Hammarskjold, David R. Tunnell and Blake C. Kleinman, and each of the members of the board of directors of H&F IX disclaims beneficial ownership of such shares. The address of each entity named in this footnote is c/o Hellman & Friedman LLC, 415 Mission Street, Suite 5700, San Francisco, California 94105.

(2)
Consists of (a)(i) 320,429 shares of Class A common stock, (ii) 1,197,295 shares of Class A common stock issuable upon the exercise of options that are currently exercisable or exercisable within 60 days of April 14, 2026, (iii) 56,720 shares of Class A common stock issuable upon the settlement of RSUs that will vest within 60 days of April 14, 2026, (iv) 19,897,511 shares of Class B common stock and (v) 8,130,896 shares of Class B common stock issuable upon the exercise of options that are currently exercisable or exercisable within 60 days of April 14, 2026, in each case, held by Mr. Thomas; (b) 8,129,863 shares of Class B common stock held by the Thomas 2014 Family Trust, of which Mr. Thomas is a trustee; (c) 13,106,677 shares of Class B common stock held by the Thomas Family 2017 Irrevocable Trust, of which Mr. Thomas is a trustee; (d) 1,996,523 shares of Class B common stock held by The Family Trust Under the RT GRAT Dtd. 11/11/19, of which Mr. Thomas is a trustee; and (e) 110,445 shares of Class B common stock held by Neelu Paul, Mr. Thomas’s spouse.

(3)
Based on information provided by Blackrock, Inc. (“Blackrock”) in a Schedule 13G/A filed with the SEC on April 30, 2025. Blackrock has sole voting power over 17,501,984 Class A shares and sole dispositive power over all such shares. The address of Blackrock is 50 Hudson Yards, New York, New York 10001.

(4)
Consists (a)(i) 215,670 shares of Class A common stock and (ii) 119,034 shares of Class B common stock held by Battery Investment Partners Select Fund I, L.P. (“BIP Select I”), (b)(i) 2,180,664 shares of Class A common stock and (ii) 1,203,568 shares of Class B common stock held by Battery Ventures Select Fund I, L.P. (“BV Select I”) and (c) with respect to Neeraj Agrawal only, (i) 638,483 shares of Class A common stock, (ii) 24,660 shares of Class A common stock issuable upon the settlement of RSUs held by Mr. Agrawal that will vest within 60 days of April 14, 2026 and (iii) 200,244 shares of Class A common stock held by the Neeraj Agrawal Irrevocable GST Trust of 2013, of which Mr. Agrawal’s spouse is the trustee. The sole general partner of BIP Select I is Battery Partners Select Fund I GP, LLC (“BP Select I GP”). The sole general partner of BV Select I is Battery Partners Select Fund I, L.P., whose sole general partner is BP Select I GP. The managing members of BP Select I GP who may be deemed share voting and dispositive power with respect to the shares held by BIP Select I and BV Select I are Neeraj Agrawal, Michael Brown, Morad Elhafed, Jesse Feldman, Russell Fleischer, Roger Lee, Chelsea Stoner, Dharmesh Thakker and Scott Tobin. Each of the foregoing persons disclaims beneficial ownership of these shares except to the extent of such person’s pecuniary interest therein. The address of each of the entities named in this footnote is One Marina Park Drive, Suite 1100, Boston, Massachusetts 02210.

(5)
Consists of (a) 27,478 shares of Class A common stock and (b) 10,069 shares of Class A common stock issuable upon the settlement of RSUs that will vest within 60 days of April 14, 2026, in each case, held by Ms. Hauser.

(6)
Consists of (a) 66,033 shares of Class A common stock and (b) 26,139 shares of Class A common stock issuable upon the settlement of RSUs that will vest within 60 days of April 14, 2026, in each case, held by Mr. Haverty.

(7)
Consists of (a) 215,268 shares of Class A common stock and (b) 24,660 shares of Class A common stock issuable upon the settlement of RSUs that will vest within 60 days of April 14, 2026, in each case, held by Ms. Kanouff.

(8)
Consists of (a) 99,825 shares of Class A common stock, (b) 36,991 shares of Class A common stock issuable upon the settlement of RSUs that will vest within 60 days of April 14, 2026 and (c) 45,000 shares of Class B common stock issuable upon the exercise of options that are currently exercisable or exercisable within 60 days of April 14, 2026, in each case, held by Ms. Schloss.

(9)
Consists of (a) 26,368 shares of Class A common stock and (b) 9,699 shares of Class A common stock issuable upon the settlement of RSUs that will vest within 60 days of April 14, 2026, in each case, held by Mr. Ward.

(10)
Mr. Sarin, our former Chief Financial Officer, terminated service as an employee on September 19, 2025. He is included in this table because he is an NEO for the year ended January 31, 2026, but he is not included for purposes of aggregating beneficial ownership of directors and executive officers as a group.

(11)
Mr. Millard, our former Chief Revenue Officer, terminated service as an employee on November 11, 2025. He is included in this table because he is an NEO for the year ended January 31, 2026, but he is not included for purposes of aggregating beneficial ownership of directors and executive officers as a group.

(12)
Consists of (a) 4,709,607 shares of Class A common stock, (b) 1,197,295 shares of Class A common stock issuable upon the exercise of options that are currently exercisable or exercisable within 60 days of April 14, 2026, (c) 188,938 shares of Class A common stock issuable upon the settlement of RSUs that will vest within 60 days of April 14, 2026, (d) 44,563,621 shares of Class B common stock and (e) 8,247,876 shares of Class B common stock issuable upon the exercise of options that are currently exercisable or exercisable within 60 days of April 14, 2026, in each case beneficially owned in the aggregate by our directors and executive officers.

Delinquent Section 16(a) Reports
Section 16(a) of the Exchange Act requires our directors, executive officers and persons who beneficially own more than ten percent of any class of our equity securities registered pursuant to Section 12 of the Exchange Act (collectively, the “Reporting Persons”) to file initial statements of beneficial ownership of securities and statements of changes in beneficial ownership of securities with respect to our equity securities with the SEC. To our knowledge, based solely on our review of the copies of such forms filed with the SEC and upon written representations of the Reporting Persons received by us, we believe that all Section 16(a) filing requirements applicable to Reporting Persons were complied with during the fiscal year, except for the following: (i) one late Form 4 for Mr. Coletta with respect to one transaction on November 15, 2025, filed on November 21, 2025, and (ii) one late Form 4 for Mr. Suri with respect to one transaction on November 15, 2025, filed on November 21, 2025.

TRANSACTIONS WITH RELATED PERSONS
The following is a summary of transactions since February 1, 2025, to which we have been a participant in which:
•	the amount involved exceeded or will exceed $120,000, and
•
any of our directors, executive officers or holders of more than 5% of any class of our capital stock at the time of such transaction, or any member of the immediate family of, or person sharing the household with, the foregoing persons, had or will have a direct or indirect material interest.

Relationship with Lyearn
We have engaged Lyearn Inc. (“Lyearn”), a learning management system company that is wholly owned by Ragy Thomas, our Founder and Chairman, in connection with the provision of digital training services to our employees and certain Sprinklr customers. Since February 1, 2025, we have paid approximately $0.1 million to Lyearn in connection with the digital training services provided to employees and approximately $0.1 million in connection with the digital training services provided to a customer.
This related party transaction has been reviewed and approved by our audit committee.
Equity Grants to Directors and Executive Officers
We have granted stock options to certain of our directors and executive officers. For more information regarding the stock options and stock awards granted to our directors and NEOs, see the sections titled “Executive Compensation” and “Non-Employee Director Compensation.”
H&F Letter Agreement
In October 2020, in connection with our issuance and sale of Series G-1 Preferred Stock and Series G-2 Preferred Stock, we entered into a letter agreement with H&F Splash Holdings IX, L.P., a holder of more than 5% of our capital stock, pursuant to which H&F Splash Holdings IX, L.P. is entitled to nominate one individual for election to our board of directors and to serve as a member of the audit committee and the compensation committee of our board of directors.
Employment Agreements
We have entered into employment agreements with our executive officers. For more information regarding employment agreements with our NEOs, see the section titled “Executive Compensation—Employment Offer Letters.”
Indemnification Agreements
Our amended and restated certificate of incorporation contains provisions limiting the liability of directors, and our Bylaws provide that we will indemnify each of our directors and officers to the fullest extent permitted under Delaware law. Our amended and restated certificate of incorporation and Bylaws also provide our board of directors with discretion to indemnify our employees and other agents when determined appropriate by the board. In addition, we have entered into an indemnification agreement with each of our directors and executive officers, which requires us to indemnify them. For more information regarding these agreements, see the section titled “Executive Compensation—Limitations on Liability and Indemnification Matters.”
Policies and Procedures for Transactions with Related Persons
We have adopted a policy that our executive officers, directors, nominees for election as a director, beneficial owners of more than 5% of any class of our common stock and any members of the immediate family of any of the foregoing persons are not permitted to enter into a related person transaction with us without the approval or ratification of our board of directors or our audit committee. Any request for us to enter into a transaction with an executive officer, director, nominee for election as a director, beneficial owner of more than 5% of any class of our common stock or any member of the immediate family of any of the foregoing persons, in which such person would have a direct or indirect interest, must be presented to our board of directors or our audit committee for review, consideration and approval. In approving or rejecting any such proposal, our board of directors or our audit committee is to consider the material facts of the transaction, including whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related person’s interest in the transaction.

OTHER INFORMATION FOR STOCKHOLDERS
Stockholder Proposals for the 2027 Annual Meeting of Stockholders
Requirements for stockholder proposals to be brought before an annual meeting.
Our Bylaws provide that, for stockholder director nominations or other proposals to be considered at an annual meeting, the stockholder must give timely notice thereof in writing to our Corporate Secretary at 441 9th Ave., 12th Floor, New York, NY 10001.
To be timely for the 2027 Annual Meeting of Stockholders, a stockholder’s notice must be delivered to or mailed and received by our Corporate Secretary at our principal executive offices between February 11, 2027 and March 13, 2027; provided, that if the date of that annual meeting of stockholders is earlier than May 12, 2027 or later than July 11, 2027, you must give the required notice not earlier than the 120th day prior to the meeting date and not later than the 90th day prior to the meeting date or, if later than the 90th day prior to such meeting date, the tenth day following the day on which public disclosure of that meeting date is first made. A stockholder’s notice to the Corporate Secretary also must set forth the information required by our Bylaws.
Requirements for stockholder proposals to be considered for inclusion in our proxy materials.
Stockholder proposals submitted pursuant to Rule 14a-8 under the Exchange Act and intended to be presented at the 2027 Annual Meeting of Stockholders must be received by us not later than January 1, 2027 in order to be considered for inclusion in our proxy materials for that meeting.
In addition, stockholders who intend to solicit proxies in support of director nominees other than our nominees must also comply with the additional requirements of Rule 14a-19(b) under the Exchange Act no later than April 12, 2027.
Householding of Proxy Materials
The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for Notices of Internet Availability of Proxy Materials or other Annual Meeting materials with respect to two or more stockholders sharing the same address by delivering a single Notice of Internet Availability of Proxy Materials or other Annual Meeting materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.
This year, a number of brokers with account holders who are our stockholders will likely be “householding” our proxy materials. A single Notice of Internet Availability of Proxy Materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate Notice of Internet Availability of Proxy Materials, please notify your broker or us. Direct your written request to us via email at ir@sprinklr.com. Stockholders who currently receive multiple copies of the Notices of Internet Availability of Proxy Materials at their addresses and would like to request “householding” of their communications should contact their brokers.

OTHER MATTERS
Our board of directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By the Order of the Board of Directors

Jacob Scott
General Counsel and Corporate Secretary

May 1, 2026
We have filed our Annual Report on Form 10-K for the fiscal year ended January 31, 2026 with the SEC. It is available free of charge at the SEC’s web site at www.sec.gov. Stockholders also can access this proxy statement and our Annual Report on Form 10-K at investors.sprinklr.com. A copy of our Annual Report on Form 10-K for the fiscal year ended January 31, 2026 also is available without charge upon written request to us via email at ir@sprinklr.com.

Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. V95016-P44602 For Against Abstain ! ! ! ! ! ! SPRINKLR, INC. 441 9TH AVENUE 12TH FLOOR NEW YORK, NY 10001 Nominee: SPRINKLR, INC. The Board of Directors recommends that you vote FOR the following director nominee: 1. To elect one Class II director, to hold office until our Annual Meeting of Stockholders in 2029. NOTE: Please sign exactly as your name(s) appear(s) hereon. When signing as an attorney, executor, administrator or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. 1a. Stephen M. Ward, Jr. For Withhold ! ! The Board of Directors recommends that you vote FOR the following proposals: 2. To approve, on a non-binding, advisory basis, the compensation of our named executive officers. 3. To ratify the selection of KPMG LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2027. NOTE: At their discretion, the proxies are authorized to transact such other business as may properly come before the 2026 Annual Meeting and any adjournments, continuations or postponements thereof. SCAN TO VIEW MATERIALS & VOTE w VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. EDT on June 10, 2026. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/CXM2026 You may attend the Meeting via the Internet and vote during the Meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. EDT on June 10, 2026. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

V95017-P44602 Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com. SPRINKLR, INC. Annual Meeting of Stockholders June 11, 2026 10:00 a.m. EDT This proxy is solicited by the Board of Directors The undersigned hereby appoints Anthony Coletta and Jacob Scott, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side (with discretionary authority under Proposal 1 to vote for a substitute nominee if the nominee is unable to stand for election), all of the shares of Sprinklr, Inc.'s Class A common stock and/or Class B common stock, as the case may be, that the undersigned is entitled to vote and, in their discretion, to vote upon such other business as may properly come before the 2026 Annual Meeting of Stockholders to be held at 10:00 a.m. EDT on June 11, 2026, at www.virtualshareholdermeeting.com/CXM2026, and any adjournments, continuations or postponements thereof, with all powers that the undersigned would possess if present at the Meeting. THIS PROXY CARD, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED. IF NO DIRECTION IS MADE BUT THE CARD IS SIGNED, THIS PROXY CARD WILL BE VOTED FOR THE ELECTION OF THE NOMINEE

UNDER PROPOSAL 1, FOR PROPOSAL 2, FOR PROPOSAL 3, AND IN THE DISCRETION OF THE PROXIES WITH RESPECT TO SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING AND ANY ADJOURNMENTS, CONTINUATIONS OR POSTPONEMENTS THEREOF. (Continued and to be marked, dated and signed on the other side)